UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SOMNIGROUP INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 13, 2026

Time:	8:30 a.m. Central Time

Website:	www.virtualshareholdermeeting.com/SGI2026

Purpose:
•Elect eight Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified;
•Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2026;
•Approve, on an advisory basis, the compensation of our Named Executive Officers;
•Approve a proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 1,000,000,000; and
•Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 16, 2026, are entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

Joining the Virtual Annual Meeting:
This year's annual meeting will be conducted virtually via a live audio webcast, accessible at www.virtualshareholdermeeting.com/SGI2026. Please see "Frequently Asked Questions Regarding the Annual Meeting" for information about how to join and participate in the virtual annual meeting (including how to vote, view the list of stockholders of record and submit questions pertinent to the meeting).

Proxy Voting:	Your vote matters. Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet or phone, or sign, date and return a proxy card (if received by mail). Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card, as early as possible to avoid any possible delays. Your cooperation is appreciated.

Sincerely,

[insert signature]

[March 31, 2026]	SCOTT L. THOMPSON
Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2026:
The 2026 Proxy Statement and 2025 Annual Report are available at http://www.proxyvote.com.

Page
PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	75
Overview	75
Purpose and Effect of the Proposal	76
Vote Required to Approve the Amendment to Our Certificate of Incorporation	76
Board of Directors' Recommendation on Proposal No. 4	77

Other Information	78
Stockholder Proposals for 2027 Proxy Statement	78
Annual Report on Form 10-K	78
Stockholders Sharing an Address	78
Cost of Solicitation	79
Delinquent Section 16(a) Reports	79

Appendix A - Non-GAAP Financial Information	A-1

Forward Looking Statements

This Proxy Statement contains "forward-looking" statements regarding Somnigroup International Inc.'s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Somnigroup International Inc.'s filings with the Securities and Exchange Commission, including the risk factors discussed under the heading "Risk Factors" under Part I, ITEM 1A of the Annual Report on Form 10-K for the year ended December 31, 2025. We assume no obligation to update any of these forward-looking statements.

SOMNIGROUP INTERNATIONAL INC.
100 Crescent Ct., Suite 700
Dallas, Texas 75201

Proxy Statement
 Annual Meeting of Stockholders to be Held on May 13, 2026

Information Concerning Solicitation and Voting
Our Board of Directors is soliciting proxies for the 2026 Annual Meeting of Stockholders of Somnigroup International Inc. ("Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., Central Time, on May 13, 2026. This year's Annual Meeting is a virtual stockholders meeting. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SGI2026. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Our principal executive office is located at 100 Crescent Ct., Suite 700, Dallas, Texas 75201. Our telephone number is (800) 878-8889. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about [March 31, 2026].

As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Somnigroup," and "Company" refer to Somnigroup International Inc.

Whether or not you expect to virtually attend the Annual Meeting, we urge you to vote your shares by phone, via the internet or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Vote in Advance of the Annual Meeting

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 12, 2026 for shares held directly.	Toll-free 24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 12, 2026 for shares held directly.	Sign and date the proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year's Proxy Statement and 2025 Annual Report on Form 10-K at http://www.proxyvote.com.

Vote Online During the Annual Meeting

You will be able to vote your shares at the Annual Meeting. In order to vote at the Annual Meeting, go to www.virtualshareholdermeeting.com/SGI2026. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Frequently Asked Questions Regarding the Annual Meeting

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A: Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish proxy materials (including our 2025 Annual Report on Form 10-K) to our stockholders on the internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the "Notice of Availability") by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability.

Q: When is the Record Date and who may vote at the Annual Meeting?

A: Our Board of Directors (also referred to as the "Board" with the members of the Board referred to as "Directors") set March 16, 2026 as the record date for the Annual Meeting. All stockholders who owned Somnigroup common stock of record at the close of business on March 16, 2026 may virtually attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 16, 2026, there were 210,340,624 shares of Somnigroup common stock outstanding. The common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Q. How can I attend and participate in the virtual Annual Meeting of Stockholders?

A: Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by internet or phone. All stockholders are entitled to attend the virtual Annual Meeting; however, you are entitled to vote, view the list of stockholders of record and submit questions at the Annual Meeting only if you were a stockholder of record of the Company at the close of business on the record date, or if you were a beneficial owner as of the record date. The record date was March 16, 2026.

If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/SGI2026. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage stockholders to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting's 8:30 a.m. Central Time start time.

Q. Will I be able to ask questions in the virtual Annual Meeting?

A: As stated above, stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the Annual Meeting, which includes asking questions.

To submit questions during the Annual Meeting, stockholders may log into the virtual meeting website with their 16-digit control number, click the "Question Topic" button, followed by typing the question into the text box, and clicking the Submit icon. You will be notified that your question has been successfully submitted.

Only stockholders with a valid 16-digit control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder's properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Q. May I submit questions before or after the Annual Meeting?

A: Yes. If you have any questions, please email the Company at investor.relations@somnigroup.com. If you provide a valid 16-digit control number and your question is provided in advance of the Annual Meeting and is an appropriate Annual Meeting matter, then we will answer your question during the Q&A session of the Annual Meeting. Otherwise, an appropriate Company representative will respond following the Annual Meeting.

Q. What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A: If you encounter technical difficulties accessing or during the virtual Annual Meeting, Technical Support Numbers will be available on the registration page up to 15 minutes prior to the start of the meeting time.

Q: How many shares must be present at the Annual Meeting?

A: A majority of Somnigroup's outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

•Are virtually present at the Annual Meeting and vote during the Annual Meeting through www.virtualshareholdermeeting.com/SGI2026; or
•Have properly submitted a proxy card, via the internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the Annual Meeting?

A: There are four (4) proposals scheduled to be voted on at the Annual Meeting:

•Election of eight (8) Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified (Proposal No. 1).
•Ratification of the appointment of the firm of Ernst & Young LLP as Somnigroup's independent auditors for the year ending December 31, 2026 (Proposal No. 2).
•Advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3).
•Approval of our proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 1,000,000,000 (Proposal No. 4).

Q: What is the voting requirement to approve the proposals?

A: Assuming a quorum is present at the Annual Meeting, the following votes will be necessary to approve the proposals described in this Proxy Statement:

Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of "Broker Non-Votes"
No. 1: Election of directors	For, against or abstain on each nominee	Affirmative vote of a majority of votes cast(*)	No effect	No effect
No. 2: Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2026	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A
No. 3: Approval, on an advisory basis, of the compensation of our Named Executive Officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
No. 4: Approval of the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 500 million to 1 billion.
	For, against or abstain	Affirmative vote of a majority of outstanding shares of common stock of the Company	Treated as votes against	N/A
(*)    For more details regarding contested and uncontested elections and the required resignation of directors, please refer to the section entitled "Board of Directors' Meetings, Committees of the Board and Related Matters - Certificate of Incorporation and By-Laws; Majority Voting for Directors."

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange ("NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is determined to be routine, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-routine, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A "broker non-vote" occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm and the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares are discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm and the amendment to our Amended and Restated Certificate of Incorporation, as amended to increase the number of authorized shares of common stock from 500,000,000 to 1,000,000,000.

Under the rules of the NYSE, the proposals relating to election of directors and the compensation of our Named Executive Officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

Q: What is Somnigroup's voting recommendations?

A: Our Board of Directors recommends that you vote your shares
•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Somnigroup's independent auditors for the year ending December 31, 2026 (Proposal No. 2),
•"FOR" the advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3), and
•"FOR" the proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 1,000,000,000 (Proposal No. 4).

Q: How would my shares be voted if I sign the card but do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Somnigroup's independent auditors for the year ending December 31, 2026 (Proposal No. 2),
•"FOR" the advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3), and
•"FOR" the proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 1,000,000,000 (Proposal No. 4).

Q: Does Somnigroup International Inc. expect other business to be presented at the Annual Meeting?

A: Our Board is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the Annual Meeting (including, but not limited to, a proposal to adjourn the Annual Meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board recommends by the persons designated by the Board to vote the proxies.

Q: How may I vote my shares during the Annual Meeting?

A: If you choose to virtually attend the Annual Meeting and want to vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q: How may I vote my shares without attending the Annual Meeting?

A: You may vote by proxy. We recommend you vote by proxy even if you plan to virtually attend the Annual Meeting. You may always change your vote at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

Stockholders of Record
If your shares are held in your name, you may vote by proxy in three (3) convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the 16-digit control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the 16-digit control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by internet or telephone until 11:59 p.m. Eastern Time on May 12, 2026 for shares held directly. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

Beneficial Owners and Stockholders with Shares Held in Shareworks by Morgan Stanley
If your shares are held in street name (with your broker or bank or through Shareworks by Morgan Stanley), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions and follow the other instructions contained herein, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by voting again at a later date via internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the Annual Meeting and voting through www.virtualshareholdermeeting.com/SGI2026. Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results will be announced at the Annual Meeting. The final results, once known, will be published on Form 8-K within four business days of the Annual Meeting.

Sustainability and Corporate Social Values

Overview

Somnigroup is the world's largest bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in over 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams.

As the Company continues to grow, our most important beliefs remain the same, including our core value of Doing The Right Thing. We know that when we invest in a sustainable future for our organization and our world, we strengthen and fortify our business. Our Board of Directors and executive management team believe that our commitment to robust sustainability practices unlocks stockholder value and contributes to our long-term financial growth by helping us to identify and manage associated risks and opportunities most relevant to our operations.

Improving Sleep
Charitable Giving
Product & Packaging
Resource Conservation
Waste Management
Ethics, Compliance & Risk Management
People Development & Training
Wellness Health & Safety
Community Engagement
PURPOSE
RISK MANAGEMENT
OUR PEOPLE
ENVIRONMENT
BUSINESS CONDUCT
SGI Corporate Social Values

Additional details on our approach to sustainability can be found in our annual Corporate Social Values reports located on the Somnigroup website at http://somnigroup.com under the "Sustainability" tab. In 2024, we shifted our annual sustainability reporting period to be aligned with our fiscal year ("FY"). Our latest sustainability report, published in 2025, covers our FY 2024 operations.

Sustainability Governance

Somnigroup's Nominating and Corporate Governance ("NCG") Committee has primary responsibility for oversight of risk associated with leadership structure, corporate governance matters and the Company's sustainability practices and positions. The NCG Committee reviews our practices and positions relating to sustainability, technology (including artificial intelligence) and social issues that may affect the Company's business and key stakeholders and exercises oversight on such matters. As part of this oversight, the NCG Committee reviews the effectiveness of management's strategies and programs in progressing towards the Company's goals, including with respect to responsible sourcing and waste management.

The NCG Committee is supported in its oversight of our key sustainability topics by our Human Resources/Capital and Talent Committee and our Audit Committee. The Human Resources/Capital and Talent Committee oversees risks related to compensation, leadership development and initiatives related to talent management. The Audit Committee has primary responsibility for independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and oversight regarding the Company's legal, ethical and regulatory compliance, including safety and health, data privacy and cybersecurity risks and compliance with the Foreign Corrupt Practices Act of the United States, the Bribery Act of 2010 of the United Kingdom and similar laws and regulations.

At a management level, our Sustainability Working Group is a cross-functional team overseen by our Chief Financial Officer that plays a critical role in shaping and executing our sustainability strategy. Through partnering with internal subject matter experts and external advisors, the group helps to identify emerging sustainability-related risks and opportunities, informs strategic objectives and accelerates initiatives that advance our sustainability commitments. The Sustainability Working Group provides regular updates to the Board on sustainability initiatives, emerging opportunities and potential risks to help mitigate business impacts.

BOARD OF DIRECTORS
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
AUDIT COMMITTEE
HUMAN RESOURCES/ CAPITAL AND TALENT COMMITTEE
CHAIRMAN AND CEO
SUSTAINABILITY WORKING GROUP EXECUTIVE SPONSOR: CFO
THIRD PARTY EXPERTS
SUBJECT MATTER EXPERTS

The Board's independent Lead Director and Somnigroup management conduct annual outreach to top stockholders to solicit, among other things, feedback on our sustainability initiatives and executive leadership matters. Their feedback is reviewed by the executive team and Board of Directors for their consideration. In preparation for the 2026 proxy season, and ahead of the 2026 shareholder meeting, the Board's Lead Director and management reached out to seven (7) stockholders representing approximately 39% of shares outstanding.

Executive officers are held accountable for the Company's sustainability performance, leadership development efforts and capital allocation strategy through the Strategic Initiatives performance metric of the Company's performance-based long-term equity incentive plan. See "Executive Compensation and Related Information – Compensation Discussion and Analysis – 2025 Executive Compensation Program in Detail" for more information.

Board Diversity

The Board is committed to continuing our efforts to ensure that the Board is diverse in thought and experience. In line with the Company's strategic objectives, our Directors demonstrate attributes and experience that are conducive to representing the best interests of our stockholders, including a range of skill sets, perspectives, backgrounds, and qualifications. Each Director's unique background gives the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing, human capital, and international business.

The breadth and relevance of these experiences enable the Board to provide informed oversight, anticipate market trends, and guide strategic decisions that drive sustainable growth and long-term financial performance.

Business Ethics

Somnigroup is committed to maintaining high standards of corporate governance. We believe our success is tied to being an ethical and respectful corporate citizen. We have a Code of Business Conduct and Ethics, located on the Somnigroup website at http://somnigroup.com in the "Corporate Governance" section under the "Investor Resources" tab, that applies to our entire organization. On an annual basis, all our employees receive training on this code.

It is the responsibility of each associate, executive officer, and member of the Board of Directors to promptly report perceived violations of law or our Code of Business Conduct and Ethics. Employees can report suspected violations via our Ethics Line, which is available 24 hours a day, seven days a week. Reports received through the Ethics Line are kept confidential and anonymous, except as necessary to conduct, conclude, and, if appropriate, take legal action because of the investigation. Information and metrics relating to the Ethics Line are reported to our Board of Directors.

Sustainability Discussion and Mattress Firm

The impact of any acquisitions will generally be integrated into our Sustainability and Corporate Responsibility disclosures and initiatives approximately 24 months after closing. We plan to formally incorporate Mattress Firm into our next sustainability report to be published in 2026 covering our activities in fiscal year 2025.

While we anticipate that we will apply the same or similar strategies to managing these focus areas with Mattress Firm as a part of our company, the descriptions contained herein regarding the Company's approach to Environment and People pertain to the Company immediately prior to the Mattress Firm acquisition. Because of the acquisition, we also plan to revisit, and update if needed, our key sustainability-related targets, including our goal to achieve carbon neutrality by 2040.

Risk Management

Enterprise Risk Management

We utilize an enterprise risk management process undertaken on an ongoing basis pursuant to which we seek to identify various enterprise risks related to product safety and regulatory, global environmental exposure, site environmental matters, IT system interruption and cybersecurity, supply chain matters, business continuity, health and safety incidents and other matters.

We have an enterprise risk management group that manages this process, which includes our executive team. Their activities include assessing, prioritizing, and measuring risk, responding to an escalating risk or crisis by implementing mitigation plans and auditing the results. This team formally presents to our Board of Directors on an annual basis. In addition to the formal presentation, the Board receive updates from the ERM group throughout the year.

Cybersecurity, Data Security and Privacy Protection

Our Audit Committee and Board devote significant time and attention to cybersecurity and cyber incident preparedness and response. Our Audit Committee receives a cybersecurity update at each of its quarterly meetings from the Company's Executive Vice President, Chief Information Officer or management. These updates address a range of topics, including updates on technological trends, policies and practices, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats.

We have a dedicated team that oversees and implements our cybersecurity management program, compliance with applicable legal and third-party data privacy requirements and our incident responses. Our team has a crisis management plan for security, communication and disaster recovery events. The team also provides ongoing information security awareness education, including simulated phishing training and cybersecurity training for our employees.

We often collect and process personal data from our customers during our sales process. We also process employee personal data. We have implemented a global data compliance system and have put procedures and measures in place to facilitate adherence to data privacy regulations such as the EU General Data Protection Regulation and the California Consumer Privacy Act. We have a privacy policy with additional information available on our brand websites.

Human Rights

We have a Human Rights Policy that applies to our global organization. This policy utilizes the recognized international standards set forth by the United Nations' Universal Declaration of Human Rights and the International Labor Organization. We have a zero-tolerance approach to slavery, human trafficking, and child labor, and we act ethically and with integrity in all our business dealings and relationships. We expect the same high standards from all our contractors, suppliers, and other business partners, and we expect that our suppliers will hold their own suppliers to the same high standards.

We also comply with the U.S. Securities and Exchange Commission's "conflict minerals" disclosure and reporting requirements. We undertake annual diligence to ensure that none of our products include conflict minerals (e.g., tin, gold, tungsten, tantalum) that originate in the areas covered by the conflict minerals regulations. We include cobalt in our annual due diligence efforts.

Climate Risk

We have taken steps to align our annual sustainability reporting with the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations on climate-related disclosures. Key risks identified throughout this process include transitional risks related to supply chain disruption and physical risks associated with natural disasters. Please see the TCFD table in our latest sustainability report for more information.

As part of our approach to managing climate-related impacts, we are working to reduce the GHG emissions throughout our value chain. This includes identifying opportunities to increase our use of lower-emission energy sources and to make more efficient use of natural resources throughout the manufacturing and distribution process. Both opportunities provide the chance to reduce the Company's impact on the environment while lowering resource costs, strengthening our financial resilience. We strive to continuously improve our understanding of our resource use by improving associated tracking and monitoring systems. Please see the Environment section below for more details on our approach to managing other key-environmental impacts.

Environment

Somnigroup's approach to managing our environmental impact is focused on three pillars: resource conservation, product and packaging, and waste management. This approach helps to ensure compliance with relevant regulations, better position our products to meet evolving consumer expectations, and drive long-term cost savings through efficiency gains. It also supports the management of climate risk as discussed earlier.

Resource Conservation

We are investing in resource efficiency throughout our production and distribution processes. This includes our efforts to manage risks associated with the transition to a lower-carbon economy by investing in renewable energy and reducing our greenhouse gas emissions. We are committed to achieving carbon neutrality in our global wholly owned operations by 2040. Our objective is to reduce or offset 100% of Scope 1 and 2 greenhouse gas emissions from our wholly owned manufacturing, retail, and logistics operations.

Product and Packaging

In line with our unwavering focus on consumer and employee safety and meeting the regulations of different jurisdictions, we build safety requirements into our product plans. This includes considering the entire lifecycle of our products, beginning with our supplier engagement and ensuring the safety of all materials used on our products.

Our Chemical Safety Policy demonstrates our commitment to maintaining a healthy and safe work environment for our employees and providing a safe product for our customers. It also reflects our efforts to ensure safety through comprehensive chemical safety management, compliance with regulations, rigorous product testing, and employee training and preparedness.

Waste Management

We are committed to reducing waste from our operations and improving the recyclability of our products. We seek to achieve zero waste-to-landfill status across our global operations which not only can help reduce costs related to waste management but also reinforces our efforts to improve resource efficiency throughout our production and distribution processes.

People

As a global organization, our workforce is important to us. We believe a key driver of long-term success is the strength of our workforce and we are committed to investing in our workforce. As part of our commitment to our workforce, we focus on the following key areas:

Wellness, Health, and Safety

With sleep, health, and wellness at the core of what we do every day, we recognize the importance of employee wellbeing and offer a holistic suite of programs and initiatives to support employee's health.

We also strive to continue to be proactive in our operational health and safety initiatives. We are focused on ensuring compliance with health and safety best practices, requiring employee health and safety training for 100% of our applicable employees, raising workplace awareness through safety initiatives, and identifying risk elimination opportunities.

People Development and Training

Our goal is to design and offer development opportunities that improve Company performance and meet employees' individual learning and development needs and strengthen our culture by reinforcing Company values. We use the 70/20/10 learning and development model. This approach gives employees the opportunity to develop their skills through a combination of job experience (70%), mentoring (20%), and formal training (10%). Training at Somnigroup includes, but is not limited to, formal training programs, leadership development mentorships, professional and industry conferences and education assistance.

We offer employees access to a learning management system where they can take courses on a variety of individual and leadership development topics. All our professional employees have access to this system which offers thousands of individual learning modules.

No Incorporation By Reference

In our filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. This proxy statement includes several website addresses or references to additional Company reports found on those websites. These website addresses are inactive, textual references only. Unless otherwise noted, the information on these websites, including the information contained in those reports, is not part of this proxy statement and is not incorporated by reference.

Board of Directors' Meetings, Committees of the Board and Related Matters

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our website at: http://somnigroup.com in the "Corporate Governance" section under the "Investor Resources" tab:

•Audit Committee Charter
•By-Laws
•Certificate of Incorporation
•Chemical Safety Policy
•Clawback Policy
•Code of Business Conduct and Ethics
•Conflict Minerals Policy
•Corporate Governance Guidelines
•Environmental Policy
•Governance Ethics Line Information
•Human Rights Policy
•Human Resources/Capital and Talent Committee Charter
•Lead Director Charter
•Mission and Core Values
•Nominating and Corporate Governance Committee Charter
•Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters
•Policy on Insider Trading and Confidentiality
•Purpose, Vision and Values
•Related Party Transactions Policy
•Supplier Code of Conduct

The Company also publishes annual Corporate Social Values Reports, which are available on our investor website at: https://somnigroup.com under the "Corporate Responsibility" section under the "Sustainability" tab.

Copies of these materials may also be obtained, free of charge, by writing to: Somnigroup International Inc., 100 Crescent Ct., Suite 700, Dallas, Texas 75201, Attention: Investor Relations. Please specify which documents you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

The Company's By-Laws provide that a Director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such tendered resignation. In an election for Directors where the number of nominees exceeds the number of Directors to be elected - a contested election - the By-Laws provide that each Director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Somnigroup's Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors' Meetings

The Board held seven (7) meetings in 2025. The SEC requires disclosure of the name of any incumbent Director who, during the last full fiscal year (calendar year 2025), attended fewer than 75% of the aggregate of the total number of meetings of (a) the Board during the period for which he or she has been a Director and (b) all committees of the Board on which the incumbent Director served during the periods that he or she served. Each incumbent Director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2025 during the period in which he or she served as a Director or committee member.

Board and Committee Independence; Audit Committee Financial Experts

Our Corporate Governance Guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the NYSE rules governing the composition of the Board and its committees (the "NYSE Independence Rules"). On the basis of information solicited from each Director, the Board has determined that none of Christopher T. Cook, Evelyn S. Dilsaver, Cathy Rogers Gates, Meredith Siegfried Madden, Peter R. Sachse or Richard W. Neu have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" as defined in the NYSE Independence Rules.

The Board has also determined that each member of the Audit Committee, Human Resources/Capital and Talent Committee and Nominating and Corporate Governance Committee is "independent" as defined in the NYSE Independence Rules and the rules of the SEC.

On the basis of information solicited from each member of the Audit Committee, the Board has also determined that all members of the Audit Committee are "audit committee financial experts" within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and have "accounting or related financial management expertise" within the meaning of the applicable NYSE rules. See "Election of Directors - Nominees to Board of Directors" for disclosure regarding such audit committee financial experts' relevant experience. The Audit Committee is an "audit committee" for purposes of Section 3(a)(58) of the Exchange Act.

The Board has determined that Scott L. Thompson, who serves as Chairman, President and Chief Executive Officer of Somnigroup, and Simon John Dyer, who serves as a director and Chief Executive Officer of Dyer Holdings Pty Ltd, do not qualify as independent directors under the NYSE Independence Rules. See "Certain Relationships and Related Transactions" in this proxy statement for more information regarding Mr. Dyer's relationship with the Company.

Board of Directors' Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment, risk management functions and risk mitigation strategies. The Board annually reviews management's enterprise risk management process, which is designed to provide visibility to the Board on significant risks including: product safety and regulatory, global environmental exposure, site environmental matters, IT system interruption and cybersecurity, supply chain matters, business continuity, health and safety incidents and other matters. In conjunction with the Board's oversight of management and operations of the Company, management identifies risks directly related to the strategic plan, as well as new and emerging risks.

As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing and oversight of certain areas of the Company to the relevant Board committees that regularly report to the full Board. The Board has delegated to the Audit Committee primary responsibility for independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and oversight regarding the Company's legal, ethical and regulatory compliance, including safety and health, data privacy and cybersecurity risks and compliance with the Foreign Corrupt Practices Act of the United States, the Bribery Act of 2010 of the United Kingdom and similar laws and regulations. With respect to cybersecurity risks, the Company's Executive Vice President, Chief Information Officer and management report directly to the Audit Committee on cybersecurity and information security risks and are available to discuss cybersecurity and information security matters with the Board at its meetings.

The Human Resources/Capital and Talent Committee has primary responsibility for oversight of risk related to compensation and initiatives related to talent management. The Nominating and Corporate Governance Committee has primary responsibility for oversight of risk associated with the Company's leadership structure, corporate governance matters and the Company's sustainability practices and positions.

The Board believes that full and open communication between senior management and the Board is essential to effective risk oversight. Senior management attends all regularly-scheduled Board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or any other matters. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Human Resources/Capital and Talent Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the Board. Each charter is available on our investor website at http://somnigroup.com in the "Corporate Governance" section under the "Investor Resources" tab and available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Human Resources/Capital and Talent Committee	Nominating and Corporate Governance Committee
Christopher T. Cook	√
Evelyn S. Dilsaver	Chair		√
Cathy Rogers Gates		√	Chair
Meredith Siegfried Madden		√
Richard W. Neu	√	Chair	√
Peter R. Sachse	√

The Audit Committee

The Audit Committee is responsible for providing independent, objective oversight with respect to Somnigroup's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Audit Committee met eight (8) times in 2025. Some of the Audit Committee's responsibilities include:

•reviewing the scope of internal and independent audits;
•reviewing the Company's quarterly and annual financial statements and related SEC filings;
•reviewing the adequacy of management's design and assessment of internal controls over financial reporting;
•reviewing the Company's accounting policies and procedures and significant changes in accounting policies;
•reviewing the Company's business conduct, legal and regulatory requirements and ethics policies and practices;
•reviewing the Company's policies with respect to risk assessment and risk management (including with respect to data privacy and cybersecurity) and the related system of internal control for disclosures by the Company;
•reviewing information to be disclosed and types of presentations to be made in connection with the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•reviewing the Company's procedures and practices with respect to the Company's compliance with the Foreign Corrupt Practices Act of the United States, the Bribery Act of 2010 of the United Kingdom and similar laws and regulations to which the Company is subject;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;
•reporting regularly to the Board on the committee's activities;
•preparing and publishing an annual audit committee report in the Company's proxy statement; and
•appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Somnigroup also has a confidential, anonymous ethics violation reporting system via mail, telephone and internet, all of which are available to all employees, vendors and customers. All reports are treated confidentially.

The Human Resources/Capital and Talent Committee

The Human Resources/Capital and Talent Committee assists the Board in fulfilling its oversight responsibilities relating to compensation. The Human Resources/Capital and Talent Committee met six (6) times in 2025. Some of the Human Resources/Capital and Talent Committee's responsibilities include:

•reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the CEO, evaluating at least once a year the CEO's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the CEO's annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing and approving on an annual basis, with the input of the CEO, the corporate goals and objectives with respect to the Company's compensation structure for all executive officers, including perquisites and other personal benefits, and evaluating at least once a year the executive officers' performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing on an annual basis the Company's compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Human Resources/Capital and Talent Committee;
•reviewing the Company's incentive compensation and stock-based plans and approving changes in such plans as needed, subject to any approval of the Board required by applicable law or the terms of such plans, and having and exercising all the authority of the Board with respect to the administration of such plans;
•reviewing on an annual basis the Company's compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;
•reviewing at least annually the Company's compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;
•reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, making recommendations to the Board regarding inclusion of that section in the Company's proxy statement for any annual meeting of stockholders;
•preparing and publishing an annual executive compensation report in the Company's proxy statement;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes and reviewing and approving the proposals regarding Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company's proxy statement for any annual meeting of stockholders;
•reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
•conducting an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;
•approving or making recommendations to the Board with respect to the adoption or modification of any clawback policy, and administering and monitoring compliance with adopted clawback policies, including acting as the “Administrator” under our Dodd-Frank Act Clawback Policy for Executive Officers; and
•reporting regularly to the Board on the Committee's activities.

The Human Resources/Capital and Talent Committee, in its role as administrator under the Company's current Amended and Restated 2013 Equity Incentive Plan, as last amended on May 5, 2022 (the "2013 Equity Incentive Plan"), approved the delegation of authority to the Company's President and CEO to grant equity awards under the 2013 Equity Incentive Plan within certain specified parameters.

The Human Resources/Capital and Talent Committee engages an independent executive compensation consultant to advise the Committee on matters related to executive and director compensation. For a further description of the services the compensation consultant provided, see "Compensation Discussion and Analysis - What Guides Our Program - The Decision Making Process - The Role of the Independent Consultant" in this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in fulfilling some of its oversight responsibilities relating to director nominations and corporate governance matters. The Nominating and Corporate Governance Committee met four (4) times in 2025. Some of the Nominating and Corporate Governance Committee's responsibilities include:

•identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
•evaluating any director candidates recommended by stockholders of the Company in accordance with the Company's By-Laws;
•recommending to the Board Director nominees to be presented at the Annual Meeting of Stockholders and to fill vacancies on the Board;
•developing appropriate criteria for identifying properly qualified director candidates, subject to approval by the Board, and reviewing such criteria on an annual basis;
•annually reviewing the composition of the Board and the skill sets and tenure of existing Directors and discussing longer-term transition issues;
•annually reviewing and recommending to the Board the nominees for each standing committee of the Board;
•monitoring and participating in the Company's overall stockholder communications effort so that all of the communications elements are unified and consistent;
•attending as members of the Committee, individually or collectively, with management, meetings with stockholders of the Company when requested by the Board or management;
•establishing procedures to assist the Board in developing and evaluating potential candidates and successors for executive positions, including the CEO;
•periodically reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality and recommending changes, if any, to the Board;
•reviewing, evaluating and approving related party transactions in accordance with the Related Party Transactions Policy;
•developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;
•establishing procedures to exercise oversight of the Company's adherence to such guidelines and the evaluation of the Board and management;
•reviewing, in coordination with the Audit Committee, the Company's practices and positions relating to sustainability, technology (including artificial intelligence) and social issues that may impact the Company's business and key stakeholders;
•reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and providing a report to the Board;
•when necessary or appropriate, developing and overseeing a Company orientation program for new Directors and identifying or providing continuing education opportunities for current Directors and periodically reviewing these programs and updating them as necessary;
•making recommendations to the Board in connection with any Director resignation tendered pursuant to the Company's By-Laws;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

Board and Committee Evaluation Process

At least annually, the Board and each of its committees review their respective committee charters and conduct a self-evaluation process to ensure that they are performing effectively and in the best interests of the Company and its stockholders. In this self-evaluation process, the Board and the committees review, evaluate and provide feedback on one or more of the following:

•Composition of the Board and each committee, including each individual's background, experience and skills necessary to ensure the Board reaches its full potential;
•Independence and suitability of each member's committee assignments;
•Future agenda items;
•Board's interaction and access to management and Company operations;
•Meetings and materials; and
•Leadership structures, overall functioning and effectiveness.

The self-assessment process includes candid, face-to-face discussions guided by several topics that are put forth by the Nominating and Corporate Governance Committee as well as an open forum to discuss other areas of concern or interest. Based upon the results of the self-assessments, the Board may discuss various topics in more depth during subsequent Board and committee meetings.

All Directors are encouraged to attend and participate in each committee meeting, and routinely do so. This enables the entire Board to be well-versed in all matters presented by the various committees, and to have full Board engagement on each topic during a committee meeting which often makes the work of the entire Board more efficient and effective.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer ("CEO"). In connection with its search for a new CEO in 2015, both the search committee created for this purpose and the Board concluded that in order to attract a high-quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the CEO candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the NYSE Independence Rules.

Following the 2016 Annual Meeting, Mr. Neu assumed the role of the Lead Director. The Lead Director:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;
•has the authority to call meetings of the independent Directors;
•serves as the principal liaison between the Chairman and the independent Directors;
•consults with the Chairman regarding all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;
•consults with the Chairman regarding meeting agendas for the Board;
•consults with the Chairman regarding the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;
•recommends to the Nominating and Corporate Governance Committee and to the Chairman selections for the membership and chairman position for each Board committee;
•interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee;
•is invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member); and
•has authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company's governance structure.

Human Resources/Capital and Talent Committee Interlocks and Insider Participation

The members of our Human Resources/Capital and Talent Committee are Richard W. Neu (Chair), Cathy Rogers Gates and Meredith Siegfried Madden. None of these members is a current or former officer or employee of Somnigroup International Inc. or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a compensation committee interlock.

Policies Governing Director Nominations

Each of our current directors has been nominated to stand for re-election at our 2026 annual meeting.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on our Board consistent with the needs and goals of the Company's business. In performing this role, the Nominating and Corporate Governance Committee regularly assesses the size and composition of the Board. It conducts an annual review with the Board relating to the Board's composition and recommends, if necessary, measures to be taken so that the Board's membership reflects an appropriate balance of knowledge, experience and/or skills. The Nominating and Corporate Governance Committee also ensures that the Board contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company's business and, in furtherance of this goal, periodically proposes the addition or removal of members in order to obtain the appropriate balance of members and skills.

Board members should possess certain attributes and experience that are conducive to representing the best interests of our stockholders, including independence, a reputation for integrity, honesty and adherence to high ethical standards, the ability to exercise sound business judgment, substantial business or professional experience, the ability to work collaboratively with and respectfully listen to and communicate with other Directors and the ability to offer meaningful advice and guidance to the Company's management by remaining committed to providing open and transparent oversight and focusing on future transformative enterprise issues. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 75 or older at the time of the election unless the Board takes action to waive this requirement each year following the affected Director's 74th birthday.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in retail, manufacturing operations, international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing Directors and longer-term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors.

In addition to fulfilling many of the above criteria, six of the eight nominees for re-election named above are considered independent under the NYSE Independence Rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE Independence Rules. Mr. Dyer, as a beneficial equity interest holder and director of Dyer Holdings Pty Ltd and various affiliated entities that are joint venture partners of the Company, is also not considered independent under the NYSE Independence Rules. The Nominating and Corporate Governance Committee believes that all eight nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, retail, manufacturing operations, international business, accounting, governance, finance, consumer products, sales, and marketing.

Mr. Cook brings to the Board more than 20 years of executive leadership experience and a deep understanding of the mattress retail industry as a seasoned retail entrepreneur and former Mattress Firm board member.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Dyer has over 42 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Sachse has extensive knowledge and experience in the retail industry through his service as both a director and executive officer of a variety of public and private retail companies.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than three decades of executive leadership experience across retail, accounting, governance and finance, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. The Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. The Nominating and Corporate Governance Committee also considers nominees recommended by stockholders in accordance with the Company's By-Laws and the processes it uses to identify and evaluate Board nominees. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms. The Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee considers director candidates recommended by our stockholders in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process set forth above under "Process for Identifying and Evaluating Director Nominees."

Stockholders may also nominate director candidates pursuant to a "proxy access" provision in the Company's By-Laws. Pursuant to the proxy access provision, a stockholder or group of stockholders meeting certain eligibility requirements may nominate directors (up to the greater of two (2) or twenty percent (20%) of the number of directors then in office as of the last day on which a nomination notice may be delivered pursuant to the By-Laws) to serve on the Board and have those nominees included in the Company's proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent (3%) or more of the voting power of the Company's outstanding common stock (calculated as of the most recent date for which such amount is given in the Company's SEC filings prior to the submission of the nomination notice) for at least three (3) years prior to submitting notice of a nomination, with up to twenty (20) stockholders being able to aggregate their holdings to meet this requirement. Any stockholder recommendations of Director nominees proposed for consideration by the Nominating and Governance Committee should include the information required by our By-laws and should be addressed in writing to the Nominating and Corporate Governance Committee, care of: Somnigroup International Inc., 100 Crescent Ct., Suite 700, Dallas, Texas 75201, Attention: Corporate Secretary. The Company's By-Laws permit stockholders to nominate Directors for consideration at our 2027 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Other Information - Stockholder Proposals for 2027 Proxy Statement."

Policy Governing Related Party Transactions

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company's common stock or any such party's respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction, arrangement or relationship.

Designation of, and Communication with, Somnigroup International Inc.'s Board of Directors through its Lead Director

As described in more detail above, the Board has designated Mr. Neu as the Lead Director. Stockholders or other interested parties wishing to communicate with our Board may contact the Lead Director by going to Somnigroup International Inc.'s investor website at http://somnigroup.com under the "Corporate Governance" section under the "Investor Relations" tab and then "Click here to email the Lead Director." The Lead Director will be able to view your unedited message subject to and in accordance with our internal review policies. The Lead Director, in consultation with management, will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2025, the independent Directors met several times in executive session without members of management present. Executive sessions are led by the Lead Director.

Charitable Contributions

Somnigroup has not made charitable contributions to any charitable organization for which a Director serves as an executive officer that exceeded the greater of $1.0 million or 2% of such organization's consolidated gross revenues for any single year within the preceding three years.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the Annual Meeting of Stockholders. At our last Annual Meeting of Stockholders, which was held on May 14, 2025, all the Directors attended other than Mr. Cook, who was not serving as a Director at such time.

Proposal No. 1 Election of Directors

Board of Directors

The Board has set eight directors as the number to be elected at the 2026 Annual Meeting and has nominated the individuals named below. All nominees are currently directors and Ms. Dilsaver, Mr. Dyer, Ms. Gates, Mrs. Madden, Mr. Neu, Mr. Sachse and Mr. Thompson have been previously elected by our stockholders. Mr. Cook, a former director of Mattress Firm Group, was appointed to our Board upon the recommendation and review by the Nominating and Corporate Governance Committee.

The Directors standing for election are: Christopher T. Cook, Evelyn S. Dilsaver, Simon John Dyer, Cathy Rogers Gates, Meredith Siegfried Madden, Richard W. Neu, Peter R. Sachse and Scott L. Thompson. The nominees, if elected, will each serve a one-year term until Somnigroup's Annual Meeting of Stockholders in 2027 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and Directors.

Vote Required to Elect Director Nominees

Each Director will be elected by the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation. The Board of Directors will then consider the recommendation and make a decision to accept or reject the resignation within 90 days after the certification of the election results.

Board of Directors' Recommendation on Proposal No. 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Christopher T. Cook, 57, has served as a member of Somnigroup International Inc.'s Board of Directors since September 2025. He is the founder of Dry Powder Capital, a private family investment office, and has served as its Principal since 2014. Mr. Cook founded Sleep Experts Partners, L.P., a chain of specialty mattress retail stores, and served as its Chief Executive Officer from 2004 until its acquisition by Mattress Firm Group Inc. ("Mattress Firm") in 2014. Mr. Cook continued to serve as a strategic consultant to the Mattress Firm executive team until 2016 and as a Director of Mattress Firm from 2018 until the Company's acquisition of Mattress Firm in 2025. Since April of 2022, Mr. Cook has served as a member of the Executive Board at the Southern Methodist University Cox School of Business and as an Advisory Board Member to certain subsidiaries of Bestige Holdings, LLC, a private equity firm, since November 2021. Mr. Cook also served on the Board of Directors of The Tile Shop (TTS), a publicly traded specialty retailer of tile and home improvement products, from September 2014 through October 2019 and as a member of the Board of Directors of Peerless Events & Tents, a tent rental company, from December 2018 through September 2023. Mr. Cook holds a BBA from Southern Methodist University Cox School of Business. Mr. Cook brings to the Board more than 20 years of executive leadership experience and deep understanding of the industry as a seasoned retail entrepreneur and former Mattress Firm board member, which makes him well-qualified to serve on the Company's Board.

Evelyn S. Dilsaver, 70, has served as a member of Somnigroup International Inc.'s Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver currently serves as a member of the Board of Directors of HealthEquity, Inc. (HQY), a non-bank health savings trustee, where she serves as Chair of the Nominating, Governance and Corporate Sustainability Committee and as a member of the Talent Compensation and Culture Committee. In 2024, Ms. Dilsaver was appointed to the Board of PACS Group, Inc. (PACS), a post-acute healthcare company, where she also serves as Chair of Nominating and Corporate Governance Committee and as a member of the Compensation Committee and of the Audit Committee. In addition, Ms. Dilsaver serves as a member of the Board of Directors and as a member of the Audit Committee of QuidelOrtho Corporation (QDEL), a healthcare diagnostics company. Ms. Dilsaver is a member of the Board of Directors of Bailard Private Real Estate Fund and several non-profit boards. She also serves as a member of the advisory board of Protiviti Inc., a global consulting company. Previously, Ms. Dilsaver served as a Director of Aeropostale, a specialty retailer, and, recently, Blue Shield of California. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings to the Board a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Simon John Dyer, 67, has served as a member of Somnigroup International Inc.'s Board of Directors since January 2022. Mr. Dyer is a beneficial equity interest holder, director and/or executive of Dyer Holdings Pty Ltd and various entities (collectively, the "Dyer Group") that have formed joint ventures (the "JVs") with indirect, wholly-owned subsidiaries of the Company. Please refer to "Certain Relationships and Related Transactions" for more information. Mr. Dyer joined Dyer Holdings Pty Ltd in 1983, was appointed Chief Executive Officer in 1986 and Chairman in 2008. Mr. Dyer holds a Master's Degree from the MIT Sloan School of Management and Bachelors' Degree in Law and Commerce from the University of Queensland. Mr. Dyer has over 42 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

Cathy Rogers Gates, 67, has served as a member of Somnigroup International Inc.'s Board of Directors since July 2018. Prior to her retirement in June 2017, Ms. Gates served as an Assurance Partner at Ernst & Young LLP in Tulsa, Oklahoma. From 2008 until 2017, she served as the Managing Partner of that office. Ms. Gates began working at Ernst & Young LLP in 1986, and during her tenure there worked with both public and privately-held clients throughout the southwestern United States in the retail/consumer products, transportation, manufacturing and contract drilling industries. Ms. Gates' areas of expertise include working with internal audit departments, coordinating financial statement audits, accounting and financial reporting. In December 2022, Ms. Gates was elected to the Board of Directors of OGE Energy Corp. (OGE), an electric utility company, where she currently serves as Chair of the Audit Committee and serves on the Compensation Committee. During 2023, she served on OGE's Nominating, Corporate Governance and Stewardship Committee. Ms. Gates currently serves on the Tulsa Area United Way Board of Directors where she chairs the Governance Committee. She previously chaired the Finance and Audit Committee and served on the Community Investment Cabinet of the Tulsa Area United Way. Ms. Gates is also a member of the Walton College of Business Dean's Executive Advisory Board at the University of Arkansas. In 2022, she was appointed to the Arkansas Business Hall of Fame Board of Directors. Ms. Gates holds a Master's of Science in Accounting from the University of Arkansas. Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

Meredith Siegfried Madden, 52, has served as a member of Somnigroup International Inc.'s Board of Directors since January 2022. Mrs. Madden serves as the Chief Executive Officer of The NORDAM Group Inc., a private, family-owned global aerospace manufacturing company and has served in this position since 2011. The NORDAM Group Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2018 and emerged from bankruptcy protection on April 9, 2019. Mrs. Madden joined The NORDAM Group in 1999 and served in a variety of operations and sales positions until her appointment in 2009 as Chief Operating Officer, NORDAM Repair Group. She served in this position until her appointment in 2011 as Chief Executive Officer of The NORDAM Group. Prior to joining The NORDAM Group, Mrs. Madden worked in corporate finance consulting at Arthur Anderson & Co. from 1996-1999. Mrs. Madden holds a Master's Degree in Business Administration from the University of Chicago and a Bachelor's Degree in Business Administration and Finance from the University of Notre Dame. Mrs. Madden currently serves on the Board of Directors, as Chair of the Safety and Compliance Committee, and as a member of the Compensation Committee and of the Nominating & Corporate Governance Committee of SkyWest, Inc. (SKYW), a passenger airline company providing service to the United States, Canada, Mexico and the Caribbean. She previously served on the Audit Committee of SkyWest, Inc. Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

Richard W. Neu, 70, has served as a member of Somnigroup International Inc.'s Board of Directors since October 2015. Mr. Neu's professional career has spanned over 42 years. For the last 20 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the Board of Directors, as Chair of the Audit Committee, as a member of the Nominating and Corporate Governance Committee and as a member of the Executive Committee of Huntington Bancshares Incorporated (HBAN). Mr. Neu also served as a Director of Oxford Square Capital Corp. (OXSQ), a closed-end, management investment company, from 2016 to 2021. Until the sale of the company in 2012, he was the Lead Director and a member of the Audit Committee and Governance Committee of Dollar Thrifty Automotive Group, Inc. Mr. Neu also served as a Director of MCG Capital Corporation, a business development corporation, from 2007 until its sale in 2015, and during this period served as Chairman of the Board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a Director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a senior audit manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Peter R. Sachse, 68, has served as a member of Somnigroup International Inc.'s Board of Directors since February 2025. Mr. Sachse has been a member of the Board of Directors of Tailored Brands, Inc., a men's omnichannel retailer, since March 2021 and was appointed as Executive Chairman of the Board in August 2025. He served as interim Co-CEO of Tailored Brands, Inc., from March 2021 to March 2022, then served as Co-CEO from March 2022 to January 2024 at which time he was appointed as sole CEO and served in that role until August 2025. Previously, Mr. Sachse spent 34 years in various positions at Macy's, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015 and Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007). Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy's, Inc. from April 2006 to February 2012. In addition to these roles, Mr. Sachse has served as Director at the Sachse Family Fund, an early-stage investor in digital startups, since 2017. He also served as a Director of Citi Trends, Inc. (CTRN), a specialty value retailer of apparel, accessories and home trends, from 2019 through March 2025 and served as its Executive Chairman from March 2020 through March 2025. Mr. Sachse served as a Director of Mattress Firm and its Compensation Committee Chair from 2019 until the Company's acquisition of Mattress Firm. Mr. Sachse holds a BBS from the University of Wisconsin. Mr. Sachse's extensive career in the retail industry and experience as an executive officer make him well-qualified to serve on the Company's Board.

Scott L. Thompson, 67, has served as Chairman of Somnigroup International Inc.'s Board of Directors since September 2015. Mr. Thompson was appointed President and Chief Executive Officer of Somnigroup in March 2025 and previously served as President and Chief Executive Officer of Tempur Sealy from September 2015 to March 2025. In connection with the Company's acquisition of Mattress Firm in February 2025, Mr. Thompson served as Interim Chief Executive Officer of Mattress Firm until August 2025. Mr. Thompson previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Chairman of Dollar Thrifty from December 2011 to September 2012. He served as a member of the Board of Directors, and for part of that time as the Non-Executive Chairman, of Houston Wire & Cable Company, a publicly-traded provider of industrial products, from November 2007 until September 2015. Mr. Thompson also served as a member of the Board of Directors of Conn's, Inc., a publicly traded retailer of consumer furniture, from June 2004 to September 2015 and of Asbury Automotive Group, Inc., a publicly traded automotive retailer, from January 2015 to February 2018. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings to the Board extensive financial, retail, operational and entrepreneurial experience in his roles as an executive officer and director of publicly traded companies.

Executive Officers

Certain information as of March 16, 2026, about our executive officers is set forth in the following table and accompanying text.

Name	Age	Position
Scott L. Thompson	67	Chairman of the Board, President and Chief Executive Officer
Bhaskar Rao	60	Executive Vice President and Chief Financial Officer
H. Clifford Buster, III	56	Chief Executive Officer, Tempur Sealy
David Montgomery	65	Executive Vice President, Global Business Development
Kindel Nuño	46	Executive Vice President, Chief Human Resources Officer and General Counsel
Steven H. Rusing	61	President and Chief Executive Officer, Mattress Firm

Biographical information about Scott L. Thompson is included above in "Nominees to Board of Directors."

Bhaskar Rao has served as Executive Vice President and Chief Financial Officer of Somnigroup since February 2025 and held the same position at Tempur Sealy since October 2017. Mr. Rao joined Tempur Sealy as Director of Financial Planning and Analysis in January 2004 and, from April 2011 until his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President and Chief Accounting Officer. From January 2004 to April 2011, he held various roles of increasing responsibility in Tempur Sealy's finance and accounting organization. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young, and from 1994 until 2002, he was employed by Arthur Andersen. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

H. Clifford Buster, III has served as Chief Executive Officer, Tempur Sealy since February 2025. Previously, Mr. Buster served as Chief Executive Officer, North America of Tempur Sealy beginning January 1, 2021. Mr. Buster joined Tempur Sealy as Executive Vice President, Direct to Consumer, North America in September 2017, and then served as Executive Vice President, President U.S. Direct to Consumer during 2020. From February 2015 to August 2017, Mr. Buster served as the Chief Financial Officer of Berkshire Hathaway Automotive, Inc. From November 2013 to January 2015, Mr. Buster served as Chief Financial Officer at Exeter Financial Corp. Mr. Buster has also held leadership positions at Dollar Thrifty Automotive Group, Inc., Helix Energy Solutions Group, Inc. and Group 1 Automotive, Inc. Mr. Buster earned a Bachelor of Accountancy from the University of Mississippi.

David Montgomery has served as Executive Vice President, Global Business Development of Somnigroup since February 2025 and held the same position at Tempur Sealy since 2019. Mr. Montgomery joined Tempur Sealy in February 2003 and served as Executive Vice President and President of International Operations until 2019. He then served as Executive Vice President, Global Business Strategy and Development with responsibilities including global business strategy, global business development and global licensing. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, including as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery earned his B.A. degree, with honors, from L'Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Kindel Nuño has served as EVP, Chief Human Resources Officer and General Counsel of Somnigroup since October 2025 after serving as Chief Human Resources Officer of Somnigroup beginning in May 2025. She previously served as Executive Vice President, Legal, General Counsel and Secretary of Mattress Firm from 2014 until May 2025 and General Counsel and Secretary of Mattress Firm beginning in 2012. Mattress Firm, Inc. and its affiliates filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on October 5, 2018 and emerged from bankruptcy protection on November 21, 2018. From 2004 through 2012, Ms. Nuño was an attorney in the Houston office of Fulbright & Jaworski LLP, now known as Norton Rose Fulbright LLP, an international law firm. During that time, Ms. Nuño spent one year on secondment in Tokyo, Japan with Mitsui & Co., Ltd., a large trading company traded on the Tokyo Stock Exchange. Ms. Nuño earned her J.D. degree from The University of Texas School of Law and a B.A. in Psychology and Political Science from Vanderbilt University.

Steven H. Rusing has served as President and Chief Executive Officer of Mattress Firm since August 2025 after serving as President of Mattress Firm beginning in March 2025. He previously served as Executive Vice President, President, U.S. Sales of Tempur Sealy beginning in January 2020 after serving as Senior Vice President, U.S. Sales for Tempur Sealy beginning in March 2016. Mr. Rusing joined Sealy Corporation in June 1992 and held various account management roles with increasing responsibility. From June 1996 until October 2002 he served as District Sales Manager. In November 2002 he was appointed Vice President of Sales for the West Region until June 2006. From July 2006 to December 2007 he served as Vice President of National Accounts. In January 2008 he was appointed Senior Vice President of National Accounts and held the same role at Tempur Sealy starting in June 2013. Mr. Rusing earned a B.A. degree in Management from Wayne State University.

Stock Ownership

Director and Executive Officer Stock Ownership Guidelines

Our Board of Directors has adopted the following minimum stock ownership guidelines for our executive officers and Directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and Directors by requiring a meaningful, minimum level of stock ownership.

Base Salary for CEO	Annual Base Fee (currently $110,000) for Non-Management Directors	Base Salary for Other Executive Officers
8x	5x	3x

The value of the stock ownership is calculated based on the average closing price of the Company's common stock on the NYSE for the most recent period from February 15 through May 14. Shares of our common stock currently owned and not pledged, including shares issuable from vested restricted stock units, vested performance restricted stock units and other vested equity awards count as stock owned for purposes of the stock ownership guidelines. The holdings of a person will also include all shares of stock owned by any family member or family trust of such person, to the extent such shares of stock are required to be included in the Section 16 filings of such person.

Upon becoming subject to the stock ownership guidelines, our executive officers and non-management directors have five years to meet their target ownership levels. Until the target ownership level is met, executive officers and non-management directors shall retain 50% of the net, after-tax shares of Somnigroup International Inc. common stock received in connection with any equity-based awards granted by Somnigroup. Once the target ownership level is met, such executive officers and non-management directors are free to sell their Somnigroup shares in accordance with the requirements of our Policy on Insider Trading and Confidentiality, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply. For 2025, all of our executives and Directors maintained compliance with the minimum stock ownership guidelines.

Stock Ownership of Certain Beneficial Owners and Directors and Executive Officers

The following table sets forth information as of March 16, 2026, regarding the beneficial ownership of our outstanding equity securities by:

•each person known to beneficially own more than 5% of Somnigroup International Inc.'s outstanding common stock;
•each of Somnigroup International Inc.'s Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and
•all of Somnigroup International Inc.'s Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 16, 2026, there were 210,340,624 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares	Percentage of Class %
5% Stockholders:
FMR LLC 245 Summer Street Boston, MA 02210	29,677,438(1)	14.11%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,924,287(2)	7.57%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,588,476(3)	6.94%
Named Executive Officers and Directors:
Scott L. Thompson (4)(8)	5,495,278	2.60%
Bhaskar Rao (8)	354,036	*
H. Clifford Buster, III (5)(8)	535,013	*
David Montgomery (9)	858,570	*
Steven H. Rusing (6)(8)	328,717	*
Christopher T. Cook	121,453	*
Evelyn S. Dilsaver (8)	153,917	*
Simon John Dyer (7)(8)	46,045	*
Cathy Rogers Gates (8)	38,575	*
Meredith Siegfried Madden (8)	15,123	*
Richard W. Neu (8)	171,155	*
Peter R. Sachse (8)(9)	123,290	*
All Executive Officers and Directors as a group (13 persons):	8,442,980	3.99%
* Represents ownership of less than 1% of class

(1)	Based upon a Schedule 13G/A filed with the SEC on May 7, 2025, FMR LLC ("FMR") and Abigail P. Johnson ("Johnson") jointly reported beneficial ownership of 29,677,438 shares of common stock as follows: sole voting power over 27,243,975 shares and sole dispositive power over 29,677,438 shares by FMR and sole dispositive power of 29,677,438 shares by Johnson.
(2)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group reported beneficial ownership of 15,677,472 shares of common stock as follows: shared voting power over 65,467 shares, sole dispositive power over 15,677,472 shares and shared dispositive power over 246,815 shares.
(3)	Based upon a Schedule 13G/A filed with the SEC on January 25, 2024, BlackRock, Inc., the parent holding company of subsidiary companies, reported beneficial ownership of 14,588,476 shares of common stock as follows: sole voting power over 14,240,800 shares and sole dispositive power over all 14,588,476 shares.
(4)	Includes 454,364 shares of common stock which are the result of the vesting of restricted stock units; however, payout of the vested common shares is deferred until thirty days following termination of his employment.
(5)	Includes 286,679 shares of common stock owned by a family trust of which Mr. Buster is the trustee. Mr. Buster's spouse is the sole beneficiary of the trust.
(6)	Includes 22,400 shares of common stock owned by a family limited liability company.
(7)	Includes 36,800 shares of common stock owned by Madad Investment Pty Ltd of which Mr. Dyer is a shareholder and has sole control over the investment and voting decisions of the entity.

(8)
Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 16, 2026, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

	Named Executive Officer	Number of Shares	Director	Number of Shares
	Scott L. Thompson	1,401,644	Christopher T. Cook	—
	Bhaskar Rao	—	Evelyn S. Dilsaver	—
	H. Clifford Buster, III	—	Simon John Dyer	—
	Steven H. Rusing	10,448	Cathy Rogers Gates	—
	David Montgomery	—	Meredith Siegfried Madden	—
			Richard W. Neu	—
			Peter R. Sachse	—
	All Executive Officers and Directors as a Group (13 persons):			1,412,092
(9)	Includes 60,000 shares of common stock owned by Mr. Sachse's spouse.

Anti-Hedging and Anti-Pledging Policy

The Company's Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from engaging in any form of hedging transaction or monetization transactions relating to our Company securities, including the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. In addition, with limited exceptions, our employees, executive officers and members of the Board of Directors are prohibited from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. We believe that these policies further align executives' interests with those of our stockholders.

Executive Compensation and Related Information

Compensation Discussion and Analysis

2025 CD&A At-A-Glance

This year's Compensation Discussion and Analysis ("CD&A") reviews the objectives and elements of the Company's executive compensation program and discusses the compensation earned by our named executive officers ("NEOs") for 2025. It also explains the significant actions the Human Resources/Capital and Talent Committee (the "Compensation Committee") took based on its ongoing commitment to consider stockholder feedback and to ensure our senior leadership team continues to drive long-term earnings growth while balancing the Company's corporate responsibilities. During 2025, we:

Continued our stockholder outreach efforts with a significant focus on executive compensation matters
■The Lead Director from the Board of Directors, along with members of senior management, conducted outreach with seven top stockholders representing approximately 42% of shares outstanding
■Management met with over 75 unique stockholders throughout 2025 as part of a continuous process to meet stockholders

Continued to reinforce the link between pay and performance in our Long-Term Incentive Plan ("LTIP")
■For 2025 regular LTIP awards, continued to grant 50% using performance-based restricted stock units ("PRSUs"); and 50% using time-based restricted stock units ("RSUs") for Vice President and other senior management roles
■For 2025, continued to align our PRSU awards with market best practices:
•Retained the maximum payout opportunity for all NEOs at 300% of target
•Continued using three performance metrics: adjusted Earnings Per Diluted Share ("EPS")(1); adjusted EBITDA(1); and the strategic initiatives component, which includes sustainability initiatives and performance metrics relating to leadership development and capital allocation

Somnigroup is the world's largest bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in over 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy® and Stearns & Foster®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our stockholders through prudent capital allocation, including managing investments in our businesses. Our acquisition of Mattress Firm and our continuing focus on innovative products, consumer-preferred brands, omni-channel distribution and driving sustained long-term profitability drove the Company's strong market performance in 2025.

The Compensation Committee believes that the financial targets for 2025 and overall commitment to identifying and realizing synergies from the Mattress Firm acquisition drove strong business performance in light of the continuation of subdued demand within the bedding category. Based on preliminary figures, the U.S. bedding category units were estimated to have declined mid-single digits in 2025 and to have declined more than 35% since 2021. Notwithstanding the lowered demand, our competitive advantages of developing and marketing differentiated products through consumer-centric innovation, world-class manufacturing capabilities, successful omni-distribution platform, and vertical integration, now further augmented by Mattress Firm's unparalleled retail footprint, diversified product portfolio and differentiated customer experience, enabled us to outperform our competitors in the bedding industry in 2025. The Company believes that a culture of relentless pursuit towards execution, an experienced management team, and a performance-based compensation program for its executive team are instrumental in helping the Company achieve long-term growth.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

2025 NEOs

Name	Title
Scott L. Thompson	Chairman, President and Chief Executive Officer ("CEO")
Bhaskar Rao	Executive Vice President and Chief Financial Officer ("CFO")
H. Clifford Buster, III	Chief Executive Officer, Tempur Sealy(1)
David Montgomery	Executive Vice President, Global Business Strategy and Development
Steven H. Rusing	President and Chief Executive Officer, Mattress Firm(2)
(1) Prior to Somnigroup's acquisition of Mattress Firm, effective February 5, 2025, Mr. Buster served as Chief Executive Officer, North America of Tempur Sealy.
(2) Prior to Somnigroup's acquisition of Mattress Firm, effective February 5, 2025, Mr. Rusing served as Executive Vice President, U.S. Sales of Tempur Sealy and following the acquisition, he was appointed first as President and subsequently as President and Chief Executive Officer of Mattress Firm.

Results of 2025 Say on Pay / Board Responsiveness to Stockholder Feedback

In 2025, our executive compensation program received the support of over 98% of the total votes cast at our Annual Meeting of Stockholders. These results indicated strong support of our stockholder outreach efforts during the past several years, which resulted in meaningful changes to our program.

The Compensation Committee believes that our program closely aligns the interests of management with our stockholders' interests. Throughout 2025, we continued our efforts as part of our commitment to ensure continued stockholder support for our compensation program. Between December 2025 and February 2026, we contacted stockholders representing approximately 39% of our outstanding common stock as of December 31, 2025. A key objective of these outreach efforts was to continue listening to our stockholders to better understand their perspectives on our executive compensation program and sustainability initiatives. The Lead Director, Chief Human Resources Officer and Investor Relations were all active participants in these discussions.

These meetings helped validate that our stockholders continue to be broadly supportive of the overall philosophy, objectives, and design of our executive compensation program. They also provided us with important perspectives on how to improve and better explain our executive compensation program as we continue to move forward. Based on these meetings and past learnings, in 2025 we retained the significant modifications to our executive compensation program that were first implemented in 2021, and retained the changes we made in 2024 to the performance metrics for our PRSUs as summarized below:

What We Heard	What We Did
Stockholders prefer a mix of performance-based and time-based equity grants.	LTIP awards were granted; 50% using performance-based PRSUs and 50% using time-based RSUs.
Stockholders would like to see maximum payout opportunities for the long-term incentive award targeted closer to market practices.	In 2021, the LTIP maximum award opportunity was lowered from 600% to 300% of target and has remained at that level.
Stockholders seek a more diversified use of performance metrics in the incentive plans, and more clarity around the performance metrics in the incentive plans.
In 2024, the LTIP performance metrics added adjusted EPS(1) (which replaced as a performance metric, relative Total Stockholder Return); retained adjusted EBITDA(1); and expanded the strategic initiatives components to include not only sustainability initiatives as it had done previously, but also performance metrics relating to leadership development and capital allocation. Weighting of the foregoing performance metrics was also rebalanced. Details about the performance metrics and their rationale are provided below in "2025 Long-Term Incentive Plan ("LTIP") Grants."

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

We value the views and insights of our stockholders, and we believe that constructive and meaningful dialogue with them builds relationships that promote transparency and accountability for the benefit of all. We will continue to maintain an open dialogue with our stockholders to help ensure that the Board and management have a regular pulse on investor perspectives.

Compensation Governance and Best Practices

Our Compensation Committee structures and develops our executive compensation program by weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies, including our stockholders. As noted above, the Compensation Committee considers stockholders' views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and also through direct conversations with investors that allow the Compensation Committee to gather additional insights. The Compensation Committee also seeks input from its independent compensation consultant.

Our compensation program includes specific elements that link executive compensation with long-term stockholder interests. We strive to reflect and implement compensation design and governance best practices in our program. These practices include:

What We Do	What We Don't Do
•Emphasize incentive-based compensation to align pay with performance	•No stock option repricing without stockholder approval
•Place primary emphasis on long-term incentive compensation to link executive and stockholder interests	•No uncapped incentive award opportunities
•Have significant stock ownership guidelines and holding requirements	•No stock hedging or stock pledging activities
•Maintain a Clawback Policy requiring the recovery of excess compensation in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period
•No multi-year pay guarantees within employment agreements
•Engage an independent compensation consultant to advise the Compensation Committee	•No single trigger acceleration of equity awards in the event of a change of control unless these awards are not assumed, continued or substituted by the surviving corporation
•Conduct annual risk assessment	•No single trigger or modified trigger vesting for cash severance in the event of a change of control
•Solicit stockholder feedback	•No excessive perquisites or benefits to our NEOs
•Use tally sheets and other analytical tools to assess executive compensation	•No tax gross-ups in the event of a change of control

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

2025 Business Overview

2025 Financial Performance and Accomplishments

The Company's long-term strategies and investments position Somnigroup as a growth company. Somnigroup has a fortified balance sheet, is in a leading global industry position, and has a capital allocation plan that is designed to drive stockholder value. As a result of these attributes, Somnigroup was able to outperform the broader market in 2025 while the industry experienced mid-single digits demand pressures. The Company reported net sales of $7.5 billion as of December 31, 2025, which reflects the Company's execution of its global growth initiatives including the acquisition of Mattress Firm, offset by the transitory impact of a challenging macroeconomic backdrop. At December 31, 2025, the Company also reported adjusted EPS(1) of $2.70 and adjusted EBITDA(1) of $1.4 billion.

The following chart sets forth the Company's stock as compared to the S&P 500:
The Company realized record sales, gross margins, and operating cash flows and delivered solid earnings despite a challenged operating environment. The U.S. bedding industry, which is the Company's largest market, saw challenges in 2025. Based on preliminary figures, U.S. bedding category units were estimated to have declined mid-single digits in 2025 and to have declined more than 35% since 2021. The Company's competitive position, unique operating model, and experienced management team have enabled it to weather the many challenging circumstances in recent years better than any other bedding company in the world.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

The following chart shows management's estimates for U.S. Produced Mattress Units from 2017 through 2025:

U.S. Produced Units (Millions)
25.0
24.0
23.0
22.0
21.0
20.0
19.0
18.0
17.0
16.0
15.0
23.6
23.5
24.1
24.7
20.4
18.0
16.7
15.9
2018
2019
2020
2021
2022
2023
2024
2025
U.S. Produced Units
10-Year Average
20-Year Trough (2009)

The Company also remained steadfast in its commitment to its communities and the environment in 2025. We continue to execute against our sustainability initiatives, including expanding the achievement of our zero landfill goal and driving our long-term goal of achieving carbon neutrality by 2040. For additional information, please refer to the Company's 2025 Corporate Social Values Report located on the Somnigroup website at http://somnigroup.com under the "Sustainability" tab.

What Guides Our Program

Executive Compensation Objectives and Philosophy

We have a strong pay-for-performance culture. Each element of our compensation program is designed to attract, motivate and retain our management talent and to appropriately reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Principal Components of Compensation

The principal components of compensation that support our compensation philosophy and objectives include:

Pay Element	Purpose	Description	Link to Performance
Annual Base Salary	To attract and retain qualified key leadership talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation. Used to calculate other compensation elements.	Base salary levels represent a relatively small portion of our executive officers' total target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

Individual base salary amounts reflect our Compensation Committee's judgment with respect to each executive officer's responsibilities, performance, and work experience and also take into consideration competitive market data.
Annual Incentive Plan ("AIP") Awards	To focus executives on achieving critical short-term financial and operating targets and/or strategic initiatives.	Variable annual cash incentive with payout based on Company performance over the fiscal year.
Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria. Using a Company-wide performance goal based on adjusted EPS(1) promotes focus on long-term sustainable growth, which aligns executive and stockholder interests.

Long-Term Incentive Plan ("LTIP") Awards	To align a significant portion of executive compensation to the Company's long-term operational performance, as well as other key strategic goals. This component also supports our executive talent retention objectives.	Annual grants of PRSUs and/or RSUs.	PRSUs reward participants contingent upon the successful achievement of predetermined performance objectives and qualitative sustainability, leadership development and capital allocation goals, using a currency (common stock) that is strongly aligned with stockholder interests.

RSUs support the Company's leadership retention objectives and reinforce an ownership mentality through enhanced equity stakes.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Compensation Mix

As illustrated below, the majority of our CEO's and other NEOs' annual total direct compensation opportunity is performance-based, at-risk, and long-term. The graphs depict the mix of total target direct compensation in 2025 from ongoing programs for our CEO and other NEOs and does not include for Mr. Thompson, his one-time option award or his transaction bonus, and does not include for Mr. Rusing, his signing bonus or his guaranteed annual bonus.

CEO Target Compensation Mix

Base Salary 11%
Target Annual Incentive 15%
Long Term Incentive 74%

Other NEOs Target Compensation Mix

Base Salary 19%
Target Annual Incentive 15%
Long Term Incentive 66%

The Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program and has overall responsibility for making final decisions about total compensation for all of the NEOs. As part of its annual process, the Compensation Committee works closely with senior management (as appropriate) and its independent compensation consultant. This process ensures consistency from year to year and adherence to the responsibilities listed in the Compensation Committee's Charter, which is available on our website.

The Role of the CEO. The CEO makes recommendations to the Compensation Committee regarding the compensation of executive team members. The CEO does not provide recommendations concerning his own compensation. The Compensation Committee, with input from its independent compensation consultant, discusses and decides the elements of the CEO's compensation. At the Compensation Committee's request, a member of our management team may attend the meeting at which the CEO's compensation is discussed to answer questions from the Compensation Committee.

The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Compensation Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2025, the Compensation Committee continued its engagement with Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent compensation consultant. Pearl Meyer provided the following services during 2025: assessment and re-design of the Company's peer group following the acquisition of Mattress Firm, executive and board of directors compensation benchmarking, support in the design of annual and long-term incentive plans, review and analysis of compensation programs from a risk perspective, review of the Company's clawback policy, and support for the Compensation Committee's stockholder outreach activities. Additionally, a representative of the independent consultant attends meetings of our Compensation Committee and communicates with our Compensation Committee chair and our Chief Human Resources Officer between meetings; however, our Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Committee reviewed its engagement with Pearl Meyer, based on the factors set forth in the corporate governance standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission, and determined that there are no conflicts of interest between Pearl Meyer and the Compensation Committee.

The Role of the Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by its independent compensation consultant, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards. In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The nineteen companies currently comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, market capitalization, EBITDA, scope of operations and branded consumer product focus.

The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. Following the acquisition of Mattress Firm in February 2025, the Compensation Committee revisited its Peer Group for compensation decisions to be made in 2025. Based on this review and the advice of its independent compensation consultant, the Compensation Committee approved retaining the same peer group for 2025 but determined that adjustments to the Peer Group were warranted for 2026 to more appropriately address the Company's vertically integrated infrastructure and complexity as well as increased size, revenues and other comparative factors, as described above.

The Peer Group companies for 2025 are listed below:

2025 Peer Group

Brunswick Corporation (BC)	Hasbro, Inc. (HAS)	RH (RH)
Capri Holdings Limited (CPRI)	Leggett & Platt, Incorporated (LEG)	Skechers U.S.A., Inc. (SKX)
Carter's, Inc. (CRI)	Levi Strauss & Co. (LEVI)	Tapestry, Inc. (TPR)
Columbia Sportswear Company (COLM)	Mohawk Industries, Inc. (MHK)	Under Armour, Inc. (UA)
Deckers Outdoor Corporation (DECK)	Polaris Industries Inc. (PII)	Williams-Sonoma, Inc. (WSM)
Gildan Activewear Inc. (GIL)	PVH Corp. (PVH)
Hanesbrands Inc. (HBI)	Ralph Lauren Corporation (RL)

The Peer Group companies for 2026 are listed below.

2026 Peer Group

Brunswick Corporation (BC)	Newell Brands Inc. (NWL)	The Sherwin-Williams Company (SHW)
Colgate-Palmolive Company (CL)	Polaris Industries Inc. (PII)	Toll Brothers, Inc. (TOL)
Deckers Outdoor Corporation (DECK)	PVH Corp. (PVH)	Trane Technologies plc (TT)
Kimberly-Clark Corporation (KMB)	Ralph Lauren Corporation (RL)	Whirlpool Corporation (WHR)
Levi Strauss & Co. (LEVI)	Reynolds Consumer Products Inc. (REYN)	Williams-Sonoma, Inc. (WSM)
lululemon athletica inc. (LULU)	RH (RH)	V.F. Corporation (VFC)
Mattel, Inc. (MAT)	Tapestry, Inc. (TPR)
Mohawk Industries, Inc. (MHK)	The Clorox Company (CLX)

2025 Executive Compensation Program In Detail

Base Salary

The Compensation Committee determines base salaries for the NEOs each year accounting for multiple factors, including breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, market positioning and budget. The Compensation Committee also considers the analyses provided by our independent compensation consultant. Decisions are based in part on market data provided by the Compensation Committee's independent compensation consultant. The Compensation Committee determined that an approximate 3.0% increase in base pay, effective January 1, 2025, was appropriate for each of the NEOs. This decision was based in part on market data provided by Pearl Meyer, the Compensation Committee's independent compensation consultant, which indicated that base salaries for the average NEO were at or below the 30th percentile for the 2025 Peer Group.

In connection with the Company's acquisition of Mattress Firm, effective March 10, 2025 the Board promoted Mr. Rusing to President of Mattress Firm. While Mr. Rusing's base pay was initially increased in January 2025 by 3.0%, the Compensation Committee determined that it was appropriate to further revise Mr. Rusing's compensation because of the substantial increase in responsibility and need for Mr. Rusing to relocate to Houston, Texas. With the promotion, Mr. Rusing was offered an annual base salary of $550,000, a signing bonus of $1,000,000 and a one-time relocation payment of $500,000 to facilitate his move to Houston, Texas. For fiscal year 2025, Mr. Rusing was guaranteed an annual bonus of $500,000, subject to his continued employment as President of Mattress Firm through December 31, 2025.

The table set forth below lists the base salaries for the NEOs for 2024 and 2025. The salaries for 2025 were established at the beginning of January 2025.

Named Executive Officer	2024 Annual Salary	2025 Annual Salary	Increase (%)
Scott L. Thompson	$1,167,000	$1,203,000	3%
Bhaskar Rao	$493,000	$508,000	3%
H. Clifford Buster, III	$547,000	$564,000	3%
David Montgomery	$420,897	$467,028	3%
Steven H. Rusing	$438,000	$531,742(1)	—(a)
(a) Prior to Somnigroup's acquisition of Mattress Firm, Mr. Rusing's salary as an officer of Tempur Sealy was established at $452,000, representing a 3% increase from the prior year. Effective March 10, 2025, Mr. Rusing was appointed President of Mattress Firm and became an employee of Mattress Firm. As a result, Mr. Rusing's 2025 Annual Salary at Mattress Firm was established at $550,000. Represents Mr. Rusing's actual annual salary for 2025.

2025 Annual Incentive Plan
Our annual incentive plan ("AIP") ensures that a significant portion of each NEO's annual compensation is at risk and dependent on overall Company performance. The plan is designed to focus the NEOs on achieving critical short-term financial and operating targets and/or strategic initiatives. The Compensation Committee is responsible for administering the AIP pursuant to the terms of our Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives, which was approved by our stockholders in May 2015.

2025 Target Bonus Opportunities. On average, target bonus opportunities for our NEOs were targeted at the median of a 50/50 blend of publicly filed peer company proxy data and published market survey data. The following table sets forth the targeted annual incentive levels for each NEO in 2025, shown as a percentage of annual base salary at 2025 year-end, along with the maximum potential incentive opportunity:

NEO	Target Award as a % of Salary	Target Award ($)	Maximum Award as a % of Salary
Scott L. Thompson	135%	$1,624,050	270%
Bhaskar Rao	75%	$381,000	150%
H. Clifford Buster, III	85%	$479,400	170%
David Montgomery	75%	$350,271	150%
Steven H. Rusing	—(a)	$500,000	—(a)
(a) Prior to Somnigroup's acquisition of Mattress Firm, Mr. Rusing's Target Award as a % of Salary was 75% as an officer of Tempur Sealy. In connection with Mr. Rusing's appointment as President of Mattress Firm effective March 10, 2025, he was offered a fixed short-term incentive bonus of $500,000 for 2025 in lieu of participating in the target bonus opportunity. In 2026, Mr. Rusing will be eligible to participate in the target bonus opportunity with a Target Award as a % of Salary equal to 85%.

2025 Performance Goals, Metrics and Results. The performance goals set for AIP awards are intended to be at a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet them. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Adjusted EPS(1), which was introduced in 2024 in lieu of adjusted EBITDA(1), remained the key performance metric for the 2025 AIP because it provides a comprehensive view of profitability, offers strong insights into earnings quality and facilitates useful comparisons across periods and with other companies. By emphasizing adjusted EPS(1), management is incentivized to prioritize long-term, sustainable growth over short-term gains, aligning executive and stockholder interests. This performance metric is consistent with the 2025 AIP for non-NEOs and was designed to foster teamwork at all levels.

The Compensation Committee believes that the adjusted EPS(1) targets for 2025 drove strong business performance in light of the challenged category demand and global macroeconomic factors. While the market was robust in 2021 and 2022, the Company experienced strong category headwinds across market specific and macroeconomic factors in 2023, 2024 and again in 2025. Recognizing the difficult environment, the Compensation Committee established performance targets it believed would effectively motivate employees in the expected challenging market conditions of 2025. The Compensation Committee did not revise the adjusted EPS(1) target following the acquisition of Mattress Firm but calculated legacy Tempur Sealy performance on a standalone basis for purposes of determining achievement of the target. As a result, the 2025 adjusted EPS(1) for legacy Tempur Sealy was $2.65 as compared to the Company's overall 2025 adjusted EPS(1) of $2.70. The potential AIP payouts were interpolated percentages on Tempur Sealy adjusted EPS(1) as follows:

Adjusted EPS(1) as of the end of the Performance Period	Payout* Based Upon Target Award (which is a % of Salary)
Below $2.00	—%
$2.00	25%
$2.70	100%
$3.55	200%
•Adjusted EPS between $2.00 and < $3.55 will result in an interpolated payout % (sliding scale). Adjusted EPS below $2.00 will result in 0% payout.

2025 AIP Payouts. Based on these targets, the following payouts were made under our 2025 AIP to Messrs. Thompson, Rao, Buster and Montgomery based upon the Tempur Sealy adjusted EPS(1) of $2.65, i.e. 95% of target.

NEO	2025 Target ($)	2025 Actual Payment ($)
Scott L. Thompson	$1,624,050	$1,542,848
Bhaskar Rao	$381,000	$361,950
H. Clifford Buster, III	$479,400	$455,430
David Montgomery	$350,271	$332,757
Steven H. Rusing	—(a)	$500,000
(a) As explained in the "2025 Target Bonus Opportunities" table above, Mr. Rusing did not have a target opportunity for 2025. In connection with Mr. Rusing appointment as President of Mattress Firm effective March 10, 2025, he was offered a fixed short-term incentive bonus of $500,000 for 2025 in lieu of participating in the target bonus opportunity.

2025 Long-Term Incentive Plan ("LTIP") Grants

The focus of our long-term incentive plan is achieving profitable growth while balancing investments in business initiatives and driving long-term stockholder value creation. For awards in 2025, we used a balanced mix of quantifiable absolute and relative financial metrics, as well as qualitative strategic initiative metrics to measure performance and support the following key objectives:

•Motivate and reward an experienced management team with performance-based equity awards and long-term incentive compensation to encourage both retention and performance
•Foster a culture of relentless pursuit towards execution of delivering earnings growth and strong stockholder returns
•Encourage leadership development and retention of emerging leaders
•Drive sustainability initiatives and capital allocation strategies

We use three performance metrics for PRSUs. Our first performance metric is adjusted EPS(1), which we introduced in 2024 in lieu of relative total stockholder returns. This is consistent with our 2025 AIP performance metric as described in "2025 Executive Compensation Program In Detail - 2025 Annual Incentive Plan" above. The Compensation Committee believes adjusted EPS(1) provides a comprehensive view of profitability, offering strong insights into earnings quality and facilitating useful comparison across periods and with other companies. The Compensation Committee also believes that using adjusted EPS(1) ensures that management is incentivized to focus on long-term, sustainable growth rather than short-term gains, aligning executive and stockholder interests. The Compensation Committee allocated a performance weighting of 50% of target to adjusted EPS(1).

Our second performance metric is adjusted EBITDA(1). The Compensation Committee allocated a performance weighting of 30% of target to adjusted EBITDA(1). Adjusted EBITDA(1) focuses on core operational performance and efficiency, which aligns with management’s relentless focus on execution and diligent cost management.

For our third performance metric, in 2024 the Compensation Committee broadened our strategic initiatives to include not only sustainability initiatives as it has done previously, but also leadership development and capital allocation strategies. This broadened scope, which focuses management on the Company's future from a holistic perspective, was retained for 2025. The Compensation Committee allocated a performance weighting of 20% of target to strategic initiatives.

Using three performance metrics diversifies our LTIP, allowing for strong alignment across stockholder interests. The following table illustrates why the Compensation Committee believed adjusted EPS(1), adjusted EBITDA(1) and a broader set of strategic initiatives was appropriate for motivating performance and supporting the key objectives described above.

Plan	Annual Incentive Plan ("AIP") Awards	LTIP
		PRSUs = 50% of the total LTIP award value			RSUs = 50% of total LTIP award value
Performance Metrics	Company-Wide Adjusted EPS(1)	Company-Wide Adjusted EPS(1)	Company-Wide Adjusted EBITDA(1)	Strategic Initiatives	Not Applicable
Weightings	100%	50% of 50%	30% of 50%	20% of 50%	50%
Key Points
*Adjusted EPS(1) is directly related to earnings and provides stockholders a comprehensive view of the Company’s net profitability
*Adjusted EPS(1) emphasizes growth while continuing strong accountability for returns
*Adjusted EPS(1) strongly aligns management and stockholder interests
*After performance metrics satisfied for PRSUs, additional time vesting enhances retention

*Adjusted EBITDA(1) emphasizes growth while continuing strong accountability for returns
*Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation
*After performance metrics satisfied for PRSUs, additional time vesting enhances retention

*Qualitative assessment of leadership development, which promotes long-term Company success
*Qualitative assessment of accomplishments aligned with Company sustainability initiatives, which ensures focus on our global responsibility to serve all stakeholders, community, and environment
*Qualitative assessment of accomplishments aligned with capital allocation strategies
*After performance metrics satisfied, additional time vesting enhances retention
*4-year time vesting supports leadership retention objectives *Reinforces ownership mentality through enhanced equity stakes

2025 LTIP Awards

In determining the size of each 2025 LTIP award granted, the Compensation Committee considered a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO's position within the Company. The actual number of target PRSUs and time-based RSUs granted was calculated by dividing the dollar value of the award by the closing price of the Company's stock on the equity award grant date. Similar to the AIP performance metric, the Compensation Committee did not revise the adjusted EPS(1) or adjusted EBITDA(1) targets following the acquisition of Mattress Firm but calculated legacy Tempur Sealy performance on a standalone basis for purposes of determining achievement of the targets. The table below shows the dollar value of the target PRSUs and time-based RSUs awarded for fiscal 2025 for each of the NEOs:

NEO	2025 PRSUs	2025 RSUs
Scott L. Thompson	$4,000,000	$4,000,000
Bhaskar Rao	$775,000	$775,000
H. Clifford Buster, III	$1,250,000	$1,250,000
David Montgomery	$500,000	$500,000
Steven H. Rusing(a)	$775,000	$775,000
(a) Mr. Rusing's 2025 LTIP award was not adjusted in connection with his promotion to President and CEO of Mattress Firm.
2025 PRSU Outcomes

Based on 2025 results, the Compensation Committee determined that 95% of the target PRSUs relating to Tempur Sealy adjusted EPS(1) were earned, 90% of the target PRSUs relating to Tempur Sealy adjusted EBITDA(1) were earned and 130% of the target PRSUs relating to the Compensation Committee's qualitative assessment of the Company's target PRSUs relating to Tempur Sealy strategic initiatives were earned; resulting in an overall weighted average payout of 100% of the total target PRSUs. In each case, the PRSUs remain subject to continued time vesting. Except for Mr. Thompson's PRSUs, these PRSUs will vest equally over three years beginning on the second anniversary of the grant date. Mr. Thompson's PRSUs will vest in full on the second anniversary of the grant date. The chart below shows the performance goals set, as well as actual results.

	Tempur Sealy Adjusted EPS(1) (50%)	Tempur Sealy Adjusted EBITDA(1) (30%)	Tempur Sealy Strategic Initiatives (20%)
Actual	2.65	$947 million	Compensation Committee determined expectations were exceeded
Earned Amount	95% of Target	90% of Target	130% of Target
Note: Adjusted EPS(1) between $2.00 and < $2.70 will result in an interpolated payout between 25% to 100% (sliding scale). Adjusted EPS(1) between $2.701 and < $3.55 will result in an interpolated payout between 101% to 300% (sliding scale). Adjusted EPS(1) below $2.00 will result in 0% payout. Adjusted EBITDA(1) between $800M and < $970M will result in an interpolated payout between 25% to 100% (sliding scale). Adjusted EBITDA(1) between $970M and < $1,175M will result in an interpolated payout between 101% to 300% (sliding scale). Adjusted EBITDA(1) below $800M will result in 0% payout.

Other 2025 Compensation Actions

On June 23, 2025, the Company entered into an amended and restated employment and non-competition agreement (the "Amended Employment Agreement") with Mr. Thompson to extend the initial term of his prior employment agreement from December 31, 2026 to December 31, 2029. In connection with the execution of the Amended Employment Agreement, the Company granted Mr. Thompson an option award with a grant date fair value of $24,896,663 (the "2025 Options"), which vest in four equal annual installments starting on the first anniversary of the date of grant. The 2025 Options are divided into three equal tranches, each with a different exercise price: The first tranche exercise price is equal to the fair market value on the date of grant, rounded up to the nearest whole dollar; the second tranche exercise price is equal to the fair market value on the date of grant plus $5.00; and the third tranche exercise price is equal to the fair market value on the date of grant plus $10.00. In addition, in recognition of Mr. Thompson's integral role in the successful closing of the Company's acquisition of Mattress Firm, Mr. Thompson also received a transaction bonus of $10,000,000, which was paid in June 2025.

2026 Compensation Actions
Set forth below is a brief summary of the compensation decisions the Compensation Committee made in late December 2025 and early 2026 relating to 2026 compensation.
Background
Tempur Sealy and Mattress Firm have historically followed differing compensation philosophies, which the Compensation Committee reviewed in 2025. With the assistance of Pearl Meyer, the Compensation Committee's independent compensation consultant, the Compensation Committee considered (a) benchmarking, (b) intercompany leadership peer comparison, (c) intracompany leadership peer comparison and (d) scope of leadership role to adopt a plan that increases the alignment of the compensation elements amongst the leadership teams of Somnigroup, Mattress Firm and Tempur Sealy as well as the relevant peer group.
2026 Base Salary
The Compensation Committee increased base pay for all of the NEOs. The adjustment in pay varied based in part on market data provided by Pearl Meyer in comparison to the Company's post-acquisition Peer Group. As described above in "What Guides our Program - The Role of the Peer Group", the 2025 Peer Group was updated for 2026 to reflect the growth in the Company's size, revenues, vertically integrated infrastructure and complexity, among other things, due to the combination with Mattress Firm.
2026 Annual Incentive Program (2026 AIP)
For the 2026 AIP, the Compensation Committee adopted different performance metrics for each business unit but retained the payout range of 0% to 200% of the target bonus for each NEO. No adjustments were made to target annual incentive award opportunities for Messrs. Rao, Buster and Montgomery. Mr. Thompson's annual target incentive award opportunity increased to 150% and Mr. Rusing's increased to 85%. Giving the materiality of each of the Tempur Sealy and Mattress Firm business units, the Compensation Committee determined that it was appropriate to establish different metrics for the various leadership teams. The Compensation Committee chose to incorporate a business unit adjusted EBITDA(1) metric to connect the business unit leadership teams with a metric that can be directly influenced with business unit level performance and management strategies, but also utilized adjusted EPS(1) to recognize the importance of each business unit's performance to the other. The table below sets forth the performance metric(s) and weighting by business unit.

Business Unit	Performance Metric
	Company-Wide Adjusted EPS(1)	Mattress Firm Adjusted EBITDA(1)	Tempur Sealy Adjusted EBITDA(1)
Somnigroup(a)	100%	—	—
Mattress Firm(b)	60%	40%	—
Tempur Sealy(c)	60%	—	40%
(a) Applicable business unit for Messrs. Thompson, Rao and Montgomery. (b) Applicable business unit for Mr. Rusing. (c) Applicable business unit for Mr. Buster.

2026 Annual Long-Term Incentive Plan Grants (2026 LTIP Grants)
The Compensation Committee did not make any structural changes to 2026 LTIP Grants.

Other Compensation-Related Policies and Processes
Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and members of the Board of Directors. Please refer to the section entitled "Stock Ownership - Director and Executive Ownership Guidelines" for more information.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Anti-Hedging and Anti-Pledging Policy

The Company's Policy on Insider Trading and Confidentiality prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities. A copy of this policy can be found on our investor website at: https://somnigroup.com in the "Corporate Governance" section under the "Investor Resources" tab.

Clawback Policy

We maintain the Dodd-Frank Clawback Policy for Executive Officers (the "Clawback Policy") to comply with the final clawback rules adopted by the SEC under Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, ("Rule 10D-1") and the associated listing standards, as set forth in Section 303A.14 of the New York Stock Exchange Listed Company (the "Clawback Rules"). The Clawback Policy provides for the mandatory recovery of erroneously awarded "incentive-based compensation" (as defined in the Clawback Rules) from current and former executive officers (as defined in Rule 10D-1) of the Company ("Covered Officers") in the event that we are required to prepare an accounting restatement, in accordance with the Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, we are entitled to recoup from the Covered Officers erroneously awarded "incentive-based compensation" received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement. The foregoing summary of the Clawback Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Clawback Policy, a copy of which can be found as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees. In accordance with the terms of the plan, we matched 100% of the first three percent of each match-eligible participating employee's eligible compensation that is deferred and 50% of the fourth and fifth percent of eligible compensation deferred. We made the matching contribution in 2025 for all match-eligible participating employees, including the match-eligible participating NEOs.

We do not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. We do offer country specific pension benefits to executive officers residing in other countries.

Until January 1, 2026, we provided reimbursement for financial planning expenses for NEOs based in the United States of up to $10,000 per year. The program was intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters. We elected to discontinue the program as of January 2026 due to lack of participation. We provide car allowances for executive officers residing in other countries.

We provide the use of corporate aircraft to certain executives in limited circumstances, as discussed in Note 4 to the Summary Compensation Table. Our NEOs also receive certain other benefits that are discussed in Note 4 to the Summary Compensation Table.

In the aggregate, we believe the perquisites and other benefits we provide are comparable in scope to those who compete with us for executive talent.

We also offer various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply.

Policies and Practices Related to the Grant of Certain Equity Awards

Historically, the Company has granted annual equity-based awards in January of each year, in conjunction with its annual compensation review and approval process and at regularly scheduled Board meetings, although the exact timing may change from year to year. The Compensation Committee may also approve grants at other times of the year for new hires and in connection with certain promotions, or other purposes, based on business needs. The Company did not grant options to our NEOs in 2025, except for options granted to Mr. Thompson on June 23, 2025, in connection with the amendment and extension of Mr. Thompson's employment agreement.

The Company does not maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee generally has not taken material nonpublic information ("MNPI") into account when determining the timing of awards and it does not seek to time the award of Options in relation to the Company's public disclosure of MNPI, except that the Compensation Committee may elect to defer granting an equity award if the Company is in possession of MNPI on the anticipated grant date. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

In compliance with Item 402(x) of Regulation S-K, the table below sets forth certain information regarding a grant of stock options to Mr. Thompson during the period beginning four business days before, and ending one business day after the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K disclosing material non-public information (other than current report on Form 8-K disclosing a material new stock option award under Item 5.02(e) of such Form 8-K).

Name	Grant Date(1)	Number of Securities Underlying the Award (#)	Exercise Price of the Award ($)	Grant Date Fair Value of the Award ($)	Percentage change in the closing market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material Non-Public Information (%)
Scott L. Thompson	6/23/2025	400,000	67.00	8,924,225	(2)%
Scott L. Thompson	6/23/2025	400,000	72.00	8,280,475	(2)%
Scott L. Thompson	6/23/2025	400,000	77.00	7,691,963	(2)%
(1) These options were granted one day prior to the Company filing a current report on Form 8-K announcing it had repriced its existing term B loans due October 2031.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company or a subsidiary. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO's compensation package as a whole, the Compensation Committee periodically analyzes these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount a public company can deduct in any taxable year on remuneration paid to each of the Company's covered employees (which includes our NEOs), as well as any individual that was a covered employee in any taxable year starting after 2017 regardless of whether such individual continues to be included in such group in the current year or any future year.

In designing our executive compensation program and determining the compensation of our executive officers, including the NEOs, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee retains discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives, which may include arrangements that are not deductible due to the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We account for stock-based compensation, including under the 2013 Equity Incentive Plan, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Stock Compensation."

Overall Compensation Approach And Risk Incentives

It is our belief that a majority of an NEO's total compensation should be variable "at risk" compensation, meaning it is tied to the Company's financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. Therefore, the Compensation Committee evaluated all of our plans and policies (applicable to executive officers and employees below the executive level) for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our stockholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the annual and long-term incentive plans are designed with risk-mitigating characteristics (for example maximum award payouts based on the attainment of Company financial objectives, which, with the exception of qualitative strategic initiatives assessment, are non-GAAP measures calculated based on the Company's audited financial results and a set of pre-established objective adjustments permitted by the Company's credit facility entered in 2023, which are then reviewed by the Company's independent public accountants as part of their annual financial statement audit when there are payouts). In addition, our programs include risk-mitigating policies in place such as insider trading and hedging prohibitions, clawbacks, and review and approval of final awards by our Compensation Committee, which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

Human Resources/Capital and Talent Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Somnigroup International Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

The Human Resources/Capital and Talent Committee, also defined as our "Compensation Committee", is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by,

HUMAN RESOURCES/CAPITAL AND TALENT COMMITTEE
Richard W. Neu (Chair)
Cathy R. Gates
Meredith Siegfried Madden

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Somnigroup for the year ended December 31, 2025, of those persons who served as (i) our principal executive officer during the year ended December 31, 2025, (ii) our principal financial officer during the year ended December 31, 2025, and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2025. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Scott L. Thompson Chairman, President and Chief Executive Officer, Somnigroup	2025	1,203,000	10,000,000	8,000,028	24,896,663	1,542,848	229,830	45,872,369
	2024	1,167,000	—	8,201,668	—	1,291,869	268,042	10,928,579
	2023	1,133,000	—	8,298,422	—	2,126,075	272,690	11,830,187

Bhaskar Rao EVP and Chief Financial Officer, Somnigroup	2025	508,000	—	1,550,018	—	361,950	32,250	2,452,218
	2024	493,000	—	1,589,099	—	303,195	33,892	2,419,186
	2023	478,000	—	1,607,785	—	498,315	25,864	2,609,964

H. Clifford Buster, III Chief Executive Officer, Tempur Sealy	2025	564,000	—	2,499,995	—	455,430	17,571	3,536,996
	2024	547,000	—	2,563,008	—	381,259	12,220	3,503,487
	2023	531,000	—	2,593,253	—	627,377	12,664	3,764,294

David Montgomery(5) EVP, Global Business Strategy and Development	2025	467,028	—	999,976	—	332,758	86,467	1,886,229
	2024	420,897	—	1,025,206	—	258,852	79,805	1,784,760
	2023	416,002	—	1,037,329	—	433,682	84,400	1,971,413

Steven H. Rusing President and Chief Executive Officer, Mattress Firm	2025	531,742	1,500,000	1,550,018	—	—	820,956	4,402,716
	2024	438,000	—	1,589,099	—	269,370	25,365	2,321,834
	2023	425,000	—	1,607,785	—	443,063	25,603	2,501,451

(1)(a) The amount reported for Mr. Thompson represents a one-time bonus for the successful completion of the acquisition of Mattress Firm and (b) the amount reported for Mr. Rusing represents a one-time signing bonus of $1,000,000 and a fixed short-term incentive bonus of $500,000 received in lieu of participating in the target bonus opportunity for 2025, in each case received in connection with his promotion to President of Mattress Firm.

(2)For stock and option awards, the value set forth is the aggregate grant date fair value, in accordance with FASB ASC 718. See Note 1 "Summary of Significant Accounting Policies" and Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for a complete description of the valuation. Stock awards include grants of RSUs and PRSUs, both of which are described in the Compensation Discussion and Analysis section and discussed elsewhere in this Proxy Statement. The grant date fair values of the PRSU awards represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards, which was the target value. The grant date fair value of the stock awards granted in 2025 at maximum value was $16,000,056 for Mr. Thompson, $4,999,934 for Mr. Buster, $3,100,036 for each of Messrs. Rao and Rusing and $1,999,951 for Mr. Montgomery. Options include a grant of non-qualified stock options to Mr. Thompson which are described in the Compensation Discussion and Analysis section and discussed elsewhere in this Proxy Statement. For the PRSU awards, the NEOs received 95% of the target PRSU award allocated to adjusted EPS(1), 90% of the target PRSU award allocated to adjusted EBITDA(1) and 130% of the target PRSU award allocated to Strategic Initiatives.

(3)Non-Equity Incentive Plan Compensation payouts are reported in the year they are earned although paid in the following year. As discussed in the Compensation Discussion and Analysis section above, 95% of the target for the 2025 AIP was earned by each NEO except Mr. Rusing, who did not participate in the 2025 AIP.
(4)Represents amounts paid in 2025 on behalf of each of our NEOs for the following:

Named Executive Officer	Life Insurance Premiums ($)(a)	Contributions to Qualified Defined Contribution Plans ($)	Tax Preparation, Legal and Financial Planning Fees($)	Relocation ($)	Car Allowance ($)	Use of Corporate Aircraft ($)(b)	Income Tax Gross-Up ($)(c)	Lodging & Housing Reimburse-ment ($)(d)	Reimburse-ment for Commercial Airfare, Car Rental & Taxis ($)(d)	Total ($)
Scott L. Thompson	3,048	14,000	10,000	—	—	196,123	6,659	—	—	229,830
Bhaskar Rao	3,022	14,000	10,000	—	—	5,228	—	—	—	32,250
H. Clifford Buster, III	3,048	—	10,000	—	—	4,523	—	—	—	17,571
David Montgomery	4,018	62,256	—	—	20,193	—	—	—	—	86,467
Steven H. Rusing (c)	542	17,389	—	500,000	—	185,843	25,727	62,236	$29,219	820,956

(a)In the case of long-term disability, the Company will provide Mr. Montgomery with permanent health insurance coverage until normal retirement age. The amount in this column also includes the premiums the Company pays for Mr. Montgomery to have permanent health insurance.
(b)Corporate aircraft use is governed by the Company's Corporate Aircraft Policy adopted by the Compensation Committee in connection with the Company's decision to allow members of the Board and executive team to use company-owned, chartered or leased aircraft. In 2022, the Board modified the policy to require the CEO to use the Company airplane to limit travel time and enhance personal security and health. Pursuant to SEC rules, certain uses of corporate aircraft, including commuting from an executive's personal residence to the Company's headquarters in a different city, is considered "personal" and thus must be disclosed as a perquisite. For 2025, $127,311 of Mr. Thompson's use of Company aircraft was comprised of commuting flights and $178,339 of Mr. Rusing's use of Company aircraft was comprised of commuting flights.
(c)The Company does not provide for United States Federal, State or local income tax gross-ups relating to imputed income to employees except in limited circumstances. The Company does provide for such gross-ups in certain circumstances under its Corporate Aircraft Policy and for housing allowances. The total amount of such gross-ups during 2025 was $32,386.
(d)In connection with Mr. Rusing's promotion to President of Mattress Firm, Mr. Rusing received a one-time relocation payment of $500,000 to facilitate his move to Houston, Texas and reimbursement for 12-months for his reasonable out-of-pocket expenses for first class airfare, lodging and car rental relating to his travel to Houston, Texas. For 2025 Mattress Firm reimbursed Mr. Rusing $62,236 for hotels and lodging, $14,985 for commercial airfare and $14,234 for car rental, taxis, parking and tolls.
(5)     Mr. Montgomery's salary and Non-Equity Incentive Plan Compensation are paid in British Pounds (£) and are converted to United States Dollars ($) using the spot rate on the last business day of each year. The variation in Mr. Montgomery's salary year-to-year is due to variation in the conversion rate.

Grants of Plan-Based Awards

The following table provides information about annual and long-term incentive award opportunities granted to our NEOs during 2025. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2025 Executive Compensation Program In Detail - 2025 Annual Incentive Plan" and "2025 Executive Compensation Program In Detail - 2025 Long-Term Incentive Plan ("LTIP") Grants".

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott L. Thompson
Annual Incentive Bonus		406,013	1,624,050	3,248,100
LTI Plan - PRSUs	1/3/2025				17,941	71,762	215,286				4,000,014
LTI Plan - RSUs	1/3/2025							71,762			4,000,014
LTI Plan - Options	6/23/2025								400,000	67.00	8,924,225
LTI Plan - Options	6/23/2025								400,000	72.00	8,280,475
LTI Plan - Options	6/23/2025								400,000	77.00	7,691,963

Bhaskar Rao
Annual Incentive Bonus		95,250	381,000	762,000
LTI Plan - PRSUs	1/3/2025				3,476	13,904	41,712				775,009
LTI Plan - RSUs	1/3/2025							13,904			775,009

H. Clifford Buster, III
Annual Incentive Bonus		119,850	479,400	958,800
LTI Plan - PRSUs	1/3/2025				5,606	22,425	67,275				1,249,970
LTI Plan - RSUs	1/3/2025							22,426			1,250,025

David Montgomery(6)
Annual Incentive Bonus		87,568	350,271	700,542
LTI Plan - PRSUs	1/3/2025				2,243	8,970	26,910				499,988
LTI Plan - RSUs	1/3/2025							8,970			499,988

Steven H. Rusing
Annual Incentive Bonus			500,000
LTI Plan - PRSUs	1/3/2025				3,476	13,904	41,712				775,009
LTI Plan - RSUs	1/3/2025							13,904			775,009

(1)
These columns reflect the 2025 annual award opportunities under the AIP. They reflect the amounts that would have been payable under the program, based on a Threshold, Target and Maximum attainment except for Mr. Rusing. In connection with Mr. Rusing's appointment as President of Mattress Firm effective March 10, 2025, he received a fixed short-term incentive bonus of $500,000 for 2025 in lieu of participating in the target bonus opportunity. The 2025 Company-wide adjusted EPS(1) results were less than the target threshold goal and therefore 95% of the target AIP payout was made under the 2025 AIP for Messrs. Thompson, Rao, Buster and Montgomery. These values are reflected in the Summary Compensation Table. See "2025 Executive Compensation Program In Detail - 2025 Annual Incentive Program" for more information.

(2)
These awards represent PRSUs awarded as part of our 2025 LTIP. Each of the NEOs received 50% of their 2025 target LTIP award in the form of PRSUs based on the estimated grant date fair value as of January 3, 2025. Each PRSU granted in 2025 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the 2025 Company-wide adjusted EPS achievement, Company-wide adjusted EBITDA achievement and qualitative Strategic Initiatives performance during the one-year period ending on December 31, 2025. For the 2025 PRSU awards, the NEOs received 95% of the target PRSU award based on adjusted EPS, 90% of the target PRSU Award based on adjusted EBITDA and 130% of the target PRSU award based upon qualitative Strategic Initiatives, resulting in an overall weighted average payout of 100% of the total target PRSUs. The PRSUs remain subject to time vesting. See "2025 Executive Compensation Program In Detail - 2025 Long-Term Incentive Plan ("LTIP") Grants" for more information.

(3)
These awards represent RSUs awarded as part of our 2025 LTIP. Each of the NEOs received 50% of their 2025 target LTIP award in the form of RSUs based on the estimated grant date fair value as of January 3, 2025. These awards vest over the first four anniversaries of the grant date except that Mr. Thompson's award vests in full on the first anniversary of the grant date.

(4)	In connection with the amendment and extension of Mr. Thompson's employment agreement, on June 23, 2025, the Board approved the grant of non-qualified stock options to Mr. Thompson to purchase from the Company all or any part of the total option shares (the "Option Award"). The Option Award was divided into three (3) equal tranches with each tranche containing an above market exercise price per share.

(5)
This column shows the grant date fair value of RSUs, PRSUs and options, computed in accordance with FASB ASC 718. See Note 1 "Summary of Significant Accounting Policies" and Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for a complete description of the valuations. For the RSUs and the PRSUs, the grant date fair value displayed represents the value of the shares based on the closing price of the Company's common stock, par value $0.01 per share (the "Stock") on the NYSE on the grant date. The grant date fair values of the PRSU awards represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards, which was the target value.

(6)	Mr. Montgomery's salary is paid in British Pounds (£). The Annual Incentive Bonus threshold, target and maximum opportunities were converted into United States Dollars ($) based on the December 31, 2025 exchange spot rate of 1.3462.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable and our unvested stock awards as of December 31, 2025, for each of our NEOs. The table assumes a market value of $89.28 per share, the closing market price of our common stock on December 31, 2025.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
		(#) Exercisable	(#) Unexercisable		($)		(#)		($)
Scott L. Thompson
	1/5/2018	501,644	—		15.61	01/04/28
	7/6/2022	300,000	100,000	(1)	25.00	7/5/2032
	7/6/2022	300,000	100,000	(1)	30.00	7/5/2032
	7/6/2022	300,000	100,000	(1)	35.00	7/5/2032
	6/23/2025		400,000	(1)	67.00	6/22/2035
	6/23/2025		400,000	(1)	72.00	6/22/2035
	6/23/2025		400,000	(1)	77.00	6/22/2035
	1/4/2024						100,748	(2)	8,994,781
	1/3/2025						71,762	(3)	6,406,911
	1/3/2025						71,762	(4)	6,406,911

Bhaskar Rao
	1/4/2022						4,019	(5)	358,816
	1/4/2022						4,588	(6)	409,617
	1/4/2023						11,093	(5)	990,383
	1/4/2023						29,820	(7)	2,662,330
	1/4/2024						12,129	(5)	1,082,877
	1/4/2024						19,518	(2)	1,742,567
	1/3/2025						13,904	(5)	1,241,349
	1/3/2025						13,904	(4)	1,241,349

H. Clifford Buster, III
	1/4/2022						6,482	(5)	578,713
	1/4/2022						7,397	(6)	660,404
	1/4/2023						17,892	(5)	1,597,398
	1/4/2023						48,097	(7)	4,294,100
	1/4/2024						19,563	(5)	1,746,585
	1/4/2024						31,482	(2)	2,810,713
	1/3/2025						22,426	(5)	2,002,193
	1/3/2025						22,425	(4)	2,002,104

David Montgomery
	1/4/2022						2,593	(5)	231,503
	1/4/2022						2,961	(6)	264,358
	1/4/2023						7,157	(5)	638,977
	1/4/2023						19,241	(7)	1,717,836
	1/4/2024						7,825	(5)	698,616
	1/4/2024						12,592	(2)	1,124,214

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
		(#) Exercisable	(#) Unexercisable	($)		(#)		($)
	1/3/2025					8,970	(5)	800,842
	1/3/2025					8,970	(4)	800,842

Steven H. Rusing
	1/5/2018	10,448	—	15.61	01/04/28
	1/4/2022					4,019	(5)	358,816
	1/4/2022					4,588	(6)	409,617
	1/4/2023					11,093	(5)	990,383
	1/4/2023					29,820	(7)	2,662,330
	1/4/2024					12,129	(5)	1,082,877
	1/4/2024					19,518	(2)	1,742,567
	1/3/2025					13,904	(5)	1,241,349
	1/3/2025					13,904	(4)	1,241,349

(1)	These options become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(2)
On February 28, 2025, the Compensation Committee of the Board of Directors determined that the performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2024 met the following thresholds: 80% of the target PRSU award based on adjusted EPS, 69% of the target PRSU Award based on adjusted EBITDA and 300% of the target PRSU award based upon qualitative Strategic Initiatives, resulting in an overall performance score of 121%. The PRSUs vested/will vest in approximately three equal installments on January 4, 2026, 2027 and 2028 except the PRSUs for Mr. Thompson vested in full on January 4, 2026.

(3)	These RSUs, granted on January 3, 2025, vested in full on January 4, 2026.
(4)
On February 27, 2026, the Compensation Committee of the Board of Directors determined that the performance conditions for the performance restricted stock units (PRSUs) granted on January 3, 2025 met the following thresholds: 95% of the target PRSU award based on adjusted EPS, 90% of the target PRSU Award based on adjusted EBITDA and 130% of the target PRSU award based upon qualitative Strategic Initiatives, resulting in an overall performance score of 100%. The PRSUs will vest in approximately three equal installments on January 4, 2027, 2028 and 2029 except the PRSUs for Mr. Thompson will vest in full on January 4, 2027.

(5)	These RSUs vest over four years, beginning with the one-year anniversary of the date of the grant.
(6)
On February 17, 2023, the Compensation Committee of the Board of Directors determined that the performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2022 met the following thresholds: 46% of the target PRSU award based on adjusted EBITDA, 188% of the target PRSU award based on Relative TSR Percentile and 300% of the target PRSU award based upon qualitative ESG performance, resulting in an overall performance score of 84%. The PRSUs vested in approximately three equal installments on January 4, 2024, 2025 and 2026.

(7)	On February 16, 2024, the Compensation Committee of the Board of Directors determined that the performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2023 met the following thresholds: 177% of the target PRSU award based on adjusted EBITDA, 300% of the target PRSU award based on Relative TSR Percentile and 300% of the target PRSU award based upon qualitative ESG performance, resulting in an overall performance score of 200%. The PRSUs vested/will vest in approximately three equal installments on January 4, 2025, 2026 and 2027.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2025, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
	(#)	($)	(#)	($)
Scott L. Thompson	2,597,904	124,397,974	503,297	28,053,775
Bhaskar Rao	18,812	1,179,726	69,716	3,885,970
H. Clifford Buster, III	35,248	1,759,909	112,446	6,267,740
David Montgomery	151,008	7,199,324	44,976	2,506,962
Steven H. Rusing	—	—	69,716	3,885,970

(1) The value realized on exercise is calculated by multiplying the number of shares attributable to a particular option by the difference between (i) the exercise price of such stock option and (ii) the market value of shares on the exercise date.
(2)    The value realized on vesting is calculated by multiplying the number of shares shown in the table by the market value of the shares on the vesting date.

Pension Benefits Table
No table is included for defined benefit pension or similar plans since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

While we do not maintain a traditional nonqualified deferred compensation plan for our NEOs, when Mr. Thompson was hired in 2015 he was awarded 472,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 454,364 RSUs as shares of common stock within thirty days of his termination for any reason.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Scott L. Thompson(1)	—	—	14,807,723	40,565,618
Bhaskar Rao	—	—	—	—
David Montgomery	—	—	—	—
H. Clifford Buster, III	—	—	—	—
Steven H. Rusing	—	—	—	—
(1) All earnings shown are attributable to an increase in our stock price as measured on December 31, 2025 from December 31, 2024. No amounts shown were reported in the Summary Compensation Table for calendar year 2025. The grant date fair value of Mr. Thompson's deferred RSU award granted on September 4, 2015 of $8,466,500 was previously reported in the Summary Compensation Table for calendar year 2015.

Potential Payments Upon Termination or Change in Control

Somnigroup has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive's termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason." Mr. Thompson's employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President or a material diminution in his authority, duties or responsibilities as CEO or President, Somnigroup International Inc.'s failure to nominate him to serve as a Director, if elected as a director and the Board fails to elect Mr. Thompson as Chairman or Somnigroup's material breach of his employment agreement, subject to cure. The employment agreements for Messrs. Rao and Buster generally define "Good Reason" as relocation of their principal workplace, or Somnigroup's material breach of their employment agreements, subject to cure.

"For Cause." The employment agreements for Messrs. Thompson, Rao and Buster generally define "For Cause" as the employee's (a) willful and continued failure to substantially perform his reasonably assigned duties with Somnigroup International Inc., (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Somnigroup International Inc., (d) willful misconduct which is materially and demonstrably injurious to Somnigroup, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or (f) commission of an act of fraud, embezzlement, or misappropriation against Somnigroup, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Somnigroup's business.

Mr. Montgomery's employment agreement (which is governed by English law) does not provide for a "For Cause" termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties, if he is guilty of fraud or dishonesty, conduct tending to bring himself or his employer, Tempur Sealy International Limited, an indirect wholly-owned subsidiary of the Company, into disrepute, conviction of criminal offense other than traffic violations not imposing custodial penalty, he becomes of unsound mind or a patient for purposes of any statute relating to mental health, he develops a drug or alcohol addiction, he breaches the rules or regulations of a regulatory authority relevant to Tempur Sealy International Limited's business or he refuses employment under an agreement of equal or better terms with a successor of Tempur Sealy International Limited.

Mr. Rusing's employment agreement does not provide for a "For Cause" termination, but the Mattress Firm Severance Pay Plan will not pay severance if employee engages in "Gross Misconduct." "Gross Misconduct" means Mr. Rusing violated federal, state or local law, committed any willful or serious violation of Mattress Firm policy, substantially failed to perform his job duties, materially damaged company property, committed repeated or material safety violations, or engaged in violence, threats, drug or alcohol abuse, harassment, retaliation, theft, fraud, illegal weapons possession or other criminal activity.

"Qualifying Termination." A "Qualifying Termination" means the termination of Mr. Rusing's employment, initiated by Mattress Firm, where: (a) Mr. Rusing is not terminated for "Gross Misconduct" (as defined above) or for failure to achieve job standards; (b) he is not terminated because of his death or disability; (c) he did not accept another position with the successor employer in the case where his employment with Mattress Firm is terminated because of a corporate event (e.g., the sale of a facility, division or subsidiary or merger or acquisition, etc.); and (d) Mr. Rusing is not offered a job with comparable pay (at least 80% of his regular base salary or hourly rate, not including overtime, bonus opportunities, or other fringe benefits) by the successor employer in the case where his employment with Mattress Firm is terminated because of a corporate event.

"Change of Control." Under the 2013 Equity Incentive Plan, as currently in effect, "Change of Control" is generally defined as the occurrence of any of the following: (a) the consummation of a transaction involving the merger, consolidation or sale of substantially all of the Company's assets or stock, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company's outstanding securities immediately prior to the transaction, (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities, unless pursuant to a tender or exchange offer that the Board recommends stockholders accept or (c) over a period of no more than 24 consecutive months or less there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b) above, determine that such event will not constitute a change of control for purposes of the 2013 Equity Incentive Plan.

The 2013 Equity Incentive Plan, as currently in effect, provides that, unless otherwise specified in an award agreement, upon a change in control, if a recipient's employment is terminated other than For Cause or the recipient resigns for Good Reason (both as defined in the 2013 Equity Incentive Plan) within twelve months of the change of control, (a) all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment and (b) all other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved. Unless otherwise specified in an award agreement, if the stock options or other awards are not assumed, converted or replaced following a change of control, then (a) all such unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control and (b) all such other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved.

"Approved Retirement." Our equity award agreements provide the Compensation Committee with discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the equity award agreements) approved by the Committee as an "Approved Retirement."

Employment Arrangements

Scott L. Thompson - On June 23, 2025, Somnigroup entered into an Amended and Restated Employment and Non-Competition Agreement (the "Amended Employment Agreement") with Mr. Thompson, Somnigroup's Chairman, President and Chief Executive Officer and historically, Tempur Sealy's Chairman, President and Chief Executive Officer. This agreement amended and restated the Amended and Restated Employment and Non-Competition Agreement entered into between Tempur Sealy and Mr. Thompson on July 6, 2022, (the "2022 Agreement"). The Amended Employment Agreement provides for an extension of the term of the 2022 Agreement from December 31, 2026 to December 31, 2029. In connection with the Amended Employment Agreement, the Company granted Mr. Thompson non-qualified stock options (the "Option Award") to purchase one million two hundred thousand (1,200,000) shares of the Company's common stock, par value $0.01 per share. The Option Award is divided into three equal tranches of 400,000 options, each with a different exercise price of $67.00, $72.00 and $77.00. The employment agreement automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson's agreement provides for an annual base salary of at least $1,203,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Thompson's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Bhaskar Rao - On October 13, 2017, Tempur Sealy, now Somnigroup, entered into an Employment and Non-Competition Agreement with Mr. Rao providing for his employment as Executive Vice President and Chief Financial Officer. The agreement automatically renews for successive one-year renewal terms each April 1. Either party may elect not to renew the agreement upon written notice 90 days prior to the expiration of the renewal term. Mr. Rao's agreement provides for an annual base salary of at least $430,000 (salary in 2025 was $508,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Rao's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

H. Clifford Buster, III - On September 5, 2017, Tempur Sealy, now Somnigroup, entered into an Employment and Non-Competition Agreement with Mr. Buster providing for his employment. The agreement automatically renews for successive one-year renewal terms each September 6th. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Buster's agreement provides for an annual base salary of at least $425,000 (salary in 2025 was $564,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Buster's eligibility for future equity awards commensurate with his position and role at Tempur Sealy.

David Montgomery - On September 12, 2003, Tempur Sealy, now Somnigroup, entered into an Employment Agreement with Mr. Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur Sealy International Limited, or such other executive position as may be assigned from time to time by Somnigroup's Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provides for an initial annual base salary of at least £192,500 (salary in 2025 was £346,923) and provides that he is eligible to participate in our AIP. Mr. Montgomery is also provided with an annual auto allowance and an annual retirement contribution.

Steven H. Rusing - On February 19, 2020, Tempur Sealy, now Somnigroup, entered into an Employment and Non-Competition Agreement with Mr. Rusing, effective January 1, 2020, providing for his employment as President, U.S. Sales of Tempur Sealy. Mr. Rusing's agreement with Tempur Sealy provided for an annual base salary and provided that he was eligible to participate in our AIP and for future equity awards commensurate with his position and role at Tempur Sealy. As described above, in connection with the Company's acquisition of Mattress Firm, on March 7, 2025, Mr. Rusing entered into an offer letter from Mattress Firm, which provided for his employment as President of Mattress Firm. In connection with Mr. Rusing's promotion to President of Mattress Firm, Mr. Rusing received a pro-rated annual base salary of $550,000, a signing bonus of $1,000,000 and a one-time relocation payment of $500,000 to facilitate his move to Houston, Texas. The offer letter also provides that Mr. Rusing is eligible for future equity awards commensurate with his position and role at Mattress Firm and that the unvested equity awards that he received while employed by Tempur Sealy will continue to vest according to the terms of the applicable award agreements.

The offer letter was amended on June 13, 2025 to provide reimbursement for 12-months for Mr. Rusing's reasonable out-of-pocket expenses for first class airfare, lodging and car rental relating to his travel to Houston, Texas. The Mattress Firm offer letter was further amended on August 14, 2025 to promote Mr. Rusing to President and Chief Executive Officer. Beginning January 1, 2026, Mr. Rusing received a target bonus annual opportunity of 85% of base salary, with the payout ranging from 0% to 200% based on Somnigroup and Mattress Firm's corporate and financial achievements. For fiscal year 2025, Mr. Rusing was eligible to receive a guaranteed annual bonus of $500,000, subject to his continued employment as President of Mattress Firm through December 31, 2025.

In accordance with the requirements of Item 402(j), unless expressly stated otherwise, the potential payments upon termination or change in control (including the accompanying definitions above and table below) described herein for Mr. Rusing are pursuant to Mattress Firm offer letter, as amended, as that was the employment agreement that was in effect for the year ended December 31, 2025.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company's NEOs is entitled to receive certain compensation and/or other benefits if his employment is terminated under certain circumstances. Receipt of any severance or benefits is generally conditioned on the NEO signing a release and waiver of claims in a form satisfactory to the Company. No NEOs are entitled to gross-ups associated with taxes owed on change of control payments or taxes due to Section 280G of the Internal Revenue Code. By the terms of their employment agreements, our NEOs are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for two years and working with or for any competing companies during his employment and for two years thereafter.

The table below sets forth the amounts payable to each current NEO assuming the NEO's employment had terminated under various scenarios on December 31, 2025. Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment was terminated or there was a change of control of Somnigroup International Inc. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2025 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, unless otherwise expressly indicated, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2025. Payments that Somnigroup may make in the future upon an employee's termination of employment or upon a change of control of Somnigroup International Inc. will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2025. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSUs, the vesting of which is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2025 of $89.28.

Name	Benefits and Payments	Termination By Company Without Cause/Qualifying Termination ($) (1)	Employee Resignation For Good Reason ($) (1)	Termination Due to Disability ($) (1)	Death ($) (1)	Change of Control ($) (2)	Change of Control and Termination ($) (2)
Scott L. Thompson	Cash Severance(3)	2,406,000	2,406,000	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—
	Acceleration of equity awards(5)	79,085,618	79,085,618	100,894,222	100,894,222	—	100,894,222
	Health and Welfare Continuation(6)	43,442	43,442	—	—	—	—

Bhaskar Rao	Cash Severance(7)	508,000	508,000	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—
	Acceleration of equity awards(8)	—	—	9,729,288	9,729,288	—	9,729,288
	Health and Welfare Continuation(6)	27,334	27,334	—	—	—	—

H. Clifford Buster, III	Cash Severance(7)	564,000	564,000	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—
	Acceleration of Equity Awards(8)	—	—	15,692,210	15,692,210	—	15,692,210
	Health and Welfare Continuation(6)	21,880	21,880	—	—	—	—

David Montgomery	Cash Severance(7)	467,028	467,028	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—
	Acceleration of Equity Awards(8)	—	—	6,277,188	6,277,188	—	6,277,188
	Health and Welfare Continuation(9)	—	—	—	—	—	—
	Retirement Contribution(10)	46,702	46,702	—	—	—	—
	Car Allowance(11)	20,193	20,193	—	—	—	—

Steven H. Rusing(12)	Cash Severance(7)	550,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—
	Acceleration of Equity Awards(8)	—	—	9,729,288	9,729,288	—	9,272,288
	Health and Welfare Continuation(12)	26,269	—	—	—	—	—
(1) Excludes amounts for earned but unpaid salary and accrued, unused vacation, if applicable
(2) The NEOs' employment agreements do not provide for any payments solely due to a change in control of Somnigroup International Inc. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the appropriate column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified (a) as a termination by the Company without cause or as a resignation by the employee for good reason with respect to Messrs. Thompson, Rao, Buster and Montgomery and (b) as a Qualifying Termination with respect to Mr. Rusing. Such payments are described in the appropriate column in the table.
(3) For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (which will be reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.

(4) With respect to Messrs. Thompson, Rao, Buster and Montgomery, because the termination event is deemed to have occurred on December 31, 2025, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination. In connection with Mr. Rusing's appointment as President of Mattress Firm and his offer letter from Mattress Firm, as described above, Mr. Rusing was entitled to receive $500,000 as a fixed-short-term incentive bonus for 2025.
(5) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson's stock option agreements dated July 6, 2022 and June 23, 2025 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement and the employment agreement, as applicable) within twelve months of the change of control, his remaining unvested options immediately vest. The stock option agreements dated July 6, 2022 and June 23, 2025 also provide that if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his unvested options will immediately vest.
Mr. Thompson was awarded 472,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 454,364 RSUs as shares of common stock within thirty days of his termination for any reason.
Mr. Thompson's RSU agreement dated January 3, 2025 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest.
Mr. Thompson's PRSU agreements dated January 4, 2024 and January 3, 2025 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
In addition, Mr. Thompson's 454,364 deferred RSUs would be paid within thirty days of his termination for any reason. For more information, see "Nonqualified Deferred Compensation Table."
(6) Mr. Thompson would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years and Messrs. Rao and Buster for one year, following termination without Cause or resignation for Good Reason.
(7) For Messrs. Rao, Buster and Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary. Mr. Montgomery's cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2025. Pursuant to the terms of Mr. Rusing's offer letter with Mattress Firm, his severance benefits are provided in accordance with the terms of Mattress Firm's Severance Pay Plan. For Mr. Rusing the amount presented under Cash Severance for Qualifying Termination by Company represents twelve months of base salary.
(8) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. The RSU agreements dated January 4, 2022, January 4, 2023, January 4, 2024 and January 3, 2025 for each of Messrs. Rao, Buster, Montgomery and Rusing provide that if the participant is terminated due to disability, death or, in the event of a change of control, the participant is terminated without cause or resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then the participant's remaining unvested RSUs immediately vest.
The PRSU agreements dated January 4, 2022, January 4, 2023, January 4, 2024 and January 3, 2025 for each of Messrs. Rao, Buster, Montgomery and Rusing provide that if the participant is terminated due to disability, death or, in the event of a change of control, the participant is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) the participant's target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) the participant's final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(9)    For death while in service to the Company, insurance coverage exists for Mr. Montgomery which will provide for four times base salary paid in a lump sum, of which the payout as of December 31, 2025 would have been $1,868,112. This benefit is available to all other employees who work in the United Kingdom (UK) at three times base salary. In addition, a widow's benefit insurance contract exists that pays an amount of up to 25% of Mr. Montgomery's base salary until age of 75. The payout for this component per year would have been approximately $116,757 as of December 31, 2025. The widow's benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum payment of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2025, would have been $1,681,964. This benefit is available to all other members of the management team in the UK at three times base salary. In the case of a critical illness, Mr. Montgomery's policy would provide for three times base salary, but that amount is capped at £500,000 ($673,100). Each of these amounts is based on Mr. Montgomery's base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2025.

(10)    For Mr. Montgomery, the amount presented under retirement contributions for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of an employer contribution to a retirement plan for a period of twelve months as required by Mr. Montgomery's employment agreement.
(11)    For Mr. Montgomery, the amount presented under Car Allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.
(12)    As described above, in connection with the Company's acquisition of Mattress Firm, on March 7, 2025, Mr. Rusing entered into an offer letter from Mattress Firm, which was subsequently amended on June 13, 2025 and August 14, 2025. The Mattress Firm offer letter, as amended, provides for Mr. Rusing's employment as President and Chief Executive Officer of Mattress Firm. Pursuant to the terms of Mr. Rusing's offer letter with Mattress Firm, his severance benefits are provided in accordance with the terms of Mattress Firm's Severance Pay Plan. In accordance therewith, if Mr. Rusing's employment is terminated due to a Qualifying Termination, then he is entitled to a lump sum payment equal to fifty-two weeks of base salary, a target short term incentive bonus pro-rated based on the date of separation, and twelve months of full subsidy under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law, in each case subject to the execution and non-revocation of a release of claims.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our median employee for 2025 (our "CEO pay ratio"). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

CEO Pay Ratio. The ratio of the annual total compensation of our CEO, calculated as described above, to the annual total compensation of our median employee for 2025 was 726 to 1. To calculate the ratio, we used a median employee that we identified as of October 1, 2025.

Alternative CEO Pay Ratio

Mr. Thompson's 2025 annual total compensation for purposes of the above CEO pay ratio includes the special one-time non-qualified option award granted to him in connection with the extension of his employment (as discussed in the Compensation Discussion & Analysis). Excluding that special one-time option award, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for fiscal 2025 would be 332 to 1. This alternative pay ratio is not a substitute for the CEO pay ratio, but we believe it is helpful in fully evaluating the ratio of Mr. Thompson's annual total compensation to that of our median employee.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population

•Total Global Population. We selected our median employee in 2025 when our employee population consisted of approximately 18,700.

Compensation Measure Used to Identify the Median Employee

•Given the geographical distribution of our employee population, we used a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2025 as the compensation measure. We annualized the compensation of any new employees in 2025 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•We did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we calculated the elements of compensation for our median employee with the employee's compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $63,201 for 2025.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Thompson in the "Total" column for 2025 in the Summary Compensation Table included in this Proxy Statement. For purposes of the alternative CEO pay ratio disclosed above, Mr. Thompson's annual total compensation was calculated by including the amount reported for Mr. Thompson in the "Total" column for 2025 in the Summary Compensation Table less the aggregate grant date fair value of the special one-time option award ($24,896,663) as disclosed in the "Option Award" column of the Summary Compensation Table.

Pay Versus Performance

Pay Versus Performance Table. The following table sets forth certain information required to be disclosed by the Securities Exchange Commission pursuant to Item 402(v) regarding the compensation of our CEO and the compensation of our other Named Executive Officers as compared to Company performance during the past 5-years. For a more comprehensive discussion about how our Compensation Committee determines compensation, please refer to Compensation Discussion and Analysis section under "What Guides Our Program.".

Year	Summary Compensation Table Total for CEO (1) ($)	Compensation Actually Paid to CEO (1)(2) ($)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (1) ($)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (1)(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions) ($)	Adjusted EPS(4) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return (3) ($)
2025	45,872,369	91,774,678	3,069,540	7,016,283	348.13	129.35	384.1	2.70
2024	10,928,579	22,546,664	2,663,879	4,873,504	219.18	137.12	384.3	2.55
2023	11,830,187	51,812,982	2,871,418	8,000,002	195.12	125.32	368.1	2.40
2022	19,659,378	18,110,581	2,592,685	1,219,787	130.02	100.83	455.7	2.60
2021	19,854,617	96,048,367	4,648,423	15,355,127	175.60	127.69	624.5	3.19
(1)    Scott L. Thompson served as the CEO for each of the years presented in the table. Bhaskar Rao, H. Clifford Buster, III, Steven H. Rusing and Scott J. Vollet served as the non-CEO Named Executive Officers during 2021-2024. For 2025, Mr. Rao, Mr. Buster, David Montgomery and Mr. Rusing served as the non-CEO Named Executive Officers.
(2)    The following amounts were deducted or added from the Summary Compensation Table Total for the CEO for each of the following years. With respect to the other NEOs, amounts shown represent averages.

Year	Summary Compensation Table Total for CEO ($)	Less Grant Date Fair Value of Stock Awards ($)(a)	Less Grant Date Fair Value of Option Awards ($)(a)	Plus Fair Value as of the Vesting Date of Awards Granted and Vested During Same Fiscal Year ($)	Outstanding and Unvested Awards as of December 31		Awards Vested or Forfeited During Fiscal Year		Compensation Actually Paid to CEO ($)
					Plus the Fair Value of all Awards Granted During the Fiscal Year ($)(b)	Plus the Annual Change in Fair Value (+ or -) of Awards Granted in Any Prior Fiscal Year ($)(c)	Plus the Change in Fair Value (+ or -) as of the Vesting Date for Awards Granted in Any Prior Fiscal Year ($)(d)	Less the Fair Value as of the December 31 in Preceding Fiscal Year for Any Forfeited Awards ($)
CEO
2025	45,872,369	8,000,028	24,896,663	—	57,041,843	13,249,021	8,508,136	—	91,774,678
2024	10,928,579	8,201,668	—	—	10,443,488	10,734,370	(1,358,106)	—	22,546,664
2023	11,830,187	8,298,422	—	—	17,603,815	27,185,592	3,491,810	—	51,812,982
2022	19,659,378	8,307,336	8,934,336	—	24,585,484	(9,348,088)	455,479	—	18,110,581
2021	19,854,617	15,571,024	—	—	14,219,238	77,409,095	136,441	—	96,048,367
Other NEOs (Average)
2025	3,069,540	1,650,002	—	—	2,649,454	3,017,794	(70,503)	—	7,016,283
2024	2,663,879	1,832,576	—	—	2,333,360	2,084,987	(376,146)	—	4,873,504
2023	2,871,418	1,854,152	—	—	3,933,444	3,044,926	4,366	—	8,000,002
2022	2,592,685	1,856,176	—	—	1,181,227	(696,517)	(1,432)	—	1,219,787
2021	4,648,423	3,479,177	—	—	3,177,135	10,798,627	210,119	—	15,355,127
(a) Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(b) Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c) Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. Excludes the change in value of the CEO's deferred RSUs since such awards were fully vested prior to January 1, 2021, see the table "Nonqualified Deferred Compensation" for additional information.
(d) Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(3) The Peer Group Total Shareholder Return is based upon cumulative stockholder returns of the Standard & Poor's ("S&P") 400 Consumer Discretionary Sector.

(4) This is a Non-GAAP financial measurement. Please refer to Appendix A for a discussion of this measure.

Tabular List. Pursuant to the requirements of Item 402(v), we provide the following list of the three most important measures for determining the pay of our Named Executive Officers. Please refer to the section entitled "Executive Compensation Program In Detail - 2025 Long-Term Incentive Plan ("LTIP") Grants" for more information.

Measure 1	Company-wide adjusted EPS*
Measure 2	Company-wide adjusted EBITDA*
Measure 3	Qualitative assessment of accomplishments aligned with Company strategic initiatives, namely capital allocation, leadership development and sustainability initiatives
* This is a Non-GAAP financial measurement. Please refer to Appendix A for a discussion of this measure.

Relationship Between Compensation and Our Performance. The following graphics demonstrate the relationship between Compensation Actually Paid (as calculated in accordance with SEC rules) of our NEOs and our performance in net income, adjusted EPS and total shareholder return. For a more comprehensive discussion about how our Compensation Committee reviews and assesses the relationship between the pay of our NEOs and Company performance, please refer to Compensation Discussion and Analysis section under "2025 Executive Compensation Program in Detail.".

CAP vs. Net Income

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Average Non-CEO NEO Compensation Actually Paid
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CAP vs. Adjusted EPS
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Average Non-CEO NEO Compensation Actually Paid
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CAP vs. TSR
Compensation ($000s)
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Total Shareholder Return on $100 Invested at Beginning of Period
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Average Non-CEO NEO Compensation Actually Paid
CEO Compensation Actually Paid
SGI TSR
Peer Group TSR

Director Compensation

Overview of Director Compensation Program

During the calendar year ended December 31, 2025, the Company's non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the Director compensation programs in effect for the 2024 and 2025 Board years, which covered the periods from the 2024 Annual Meeting in May 2024 to the 2025 Annual Meeting in May 2025 ("2024 Board Year") and from the 2025 Annual Meeting to the 2026 Annual Meeting scheduled for May 13, 2026 ("2025 Board Year").

Description of Compensation	2024 Board Year	2025 Board Year
Annual Retainer:	$110,000 cash retainer, payable in equal quarterly installments	$110,000 cash retainer, payable in equal quarterly installments
Annual Equity Award Grant:	An annual equity award targeted at $150,000 and granted as restricted stock units ("RSUs")	An annual equity award targeted at $150,000 and granted as restricted stock units ("RSUs")
Annual Lead Director Retainer:	A cash retainer of $45,000	A cash retainer of $45,000
Annual Committee Chair Retainer: • Audit • Human Resources/Capital and Talent • Nominating and Corporate Governance	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000
Committee Member Retainer: • Audit • Human Resources/Capital and Talent • Nominating and Corporate Governance	• No Additional Compensation • No Additional Compensation • No Additional Compensation	• No Additional Compensation • No Additional Compensation • No Additional Compensation
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's non-employee Directors during the calendar year ended December 31, 2025. Mr. Thompson does not receive any additional compensation for serving on the Board.

	Fees Earned Or Paid In Cash ($)(1)	Stock Awards(2)(3)		Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All other Compensation ($)
Name		$	#				Total ($)
Christopher T. Cook(5)	9,714	92,679	1,099	—	—	—	102,393
Evelyn S. Dilsaver	130,000	149,989	2,337	—	—	—	279,989
Simon John Dyer	110,000	149,989	2,337	—	—	—	259,989
Cathy Rogers Gates	117,500	149,989	2,337	—	—	—	267,489
John Heil(6)	62,500	—	—	—	—	—	62,500
Meredith Siegfried Madden	110,000	149,989	2,337	—	—	—	259,989
Richard W. Neu	170,000	149,989	2,337	—	—	—	319,989
Peter R. Sachse(7)	84,323	189,834	2,936	—	—	—	274,157
(1) Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2025. The table reflects amounts paid during the second half of the 2024 Board Year (which ended on May 14, 2025) and amounts paid through December 31, 2025 of the 2025 Board Year.

(2) The RSUs granted to all of the non-employee Directors on May 14, 2025 vest in full on the first year anniversary of the grant date. The RSUs ranted to Mr. Sachse on February 5, 2025 vested in full on May 11, 2025. The RSUs granted to Mr. Cook on September 30, 2025 vest in full on May 14, 2026. Vesting of each RSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date, or if no longer a member of the Board, then completion of the Board year that ended immediately prior to the vesting date. All RSUs which become vested shall be paid on the first anniversary date of the grant date applicable to each RSU. The value of the RSU awards set forth is the grant date fair value, calculated in accordance with FASB ASC 718. See the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for a complete description of the valuations.
(3) The following table sets forth the aggregate number of options and stock awards outstanding for each director as of December 31, 2025, other than for Mr. Thompson whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement.

Name	Aggregate RSU Awards Outstanding As of December 31, 2025(a)
	Vested	Unvested
Christopher T. Cook	—	1,099
Evelyn S. Dilsaver	8,624	2,337
Simon John Dyer	—	2,337
Cathy R. Gates	—	2,337
Meredith Siegfried Madden	—	2,337
Richard W. Neu	8,624	2,337
Peter R. Sachse	—	2,337
(a) Reflects RSUs granted to members of the Board that are unvested, or are vested, but are still subject to the applicable deferral period required by deferral election. Shares are released upon satisfaction of the vesting conditions or the applicable deferral period. These RSUs and deferred shares are also reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement. as applicable.
(5) Mr. Cook's compensation is pro-rated from September 30, 2025, the date he was appointed to the Board.
(6) Mr. Heil's compensation is pro-rated from January 1, 2025 through May 14, 2025. Mr. Heil did not stand for re-election for the 2025 Board Year.
(7) Mr. Sachse's compensation is pro-rated from February 5, 2025, the date he was appointed to the Board.

Certain Relationships and Related Transactions

Mr. Dyer, who was appointed as a director to the Board effective January 1, 2022, is a beneficial equity interest holder, director and/or executive of the Dyer Group. The Dyer Group has formed and operated highly successful JVs with indirect, wholly-owned subsidiaries of the Company. The JVs are 50% owned by the Company and 50% owned by the Dyer Group. The JVs are managed by the Dyer Group and are principally engaged in Sealy-branded operations in Asia and the UK. The Dyer Group receives a management fee designed to reimburse it for costs related to managing the JVs and receives a 50% share of the JVs' profits. The Company receives a 50% share of the JVs' profits as well as ordinary course sales for any products sold to the JVs. In 2025, the Dyer Group received a total of $6.94 million in management fees and was allocated $19.6 million in profits from the JVs. In 2025, the Company recognized profits of $19.6 million in equity income associated with the JVs. The Company and Dyer Group each received a total of $20.38 million in cash dividends from the JVs in 2025.

The principal terms of the JVs are set forth in shareholders' agreements (the "Shareholders' Agreements") between the Company and the Dyer Group, which have, in material part, been in place for over 24 years. The Shareholders' Agreements contain customary joint venture provisions, including provisions with respect to governance, capital management, profit and loss sharing, and put and call rights.

As described above under "Board of Directors' Meetings, Committees of the Board and Related Matters - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. In connection with Mr. Dyer's appointment to the Board, the Nominating and Corporate Governance Committee determined that Mr. Dyer is not independent under the New York Stock Exchange Rules and that he is a "Related Party" under the Company's Related Party Transaction Policy with respect to the JVs. Mr. Dyer will not participate in any discussion or approval of an Interested Transaction (as defined in the policy) for which he is a Related Party.

The spouse of Kindel Nuño, our Chief Human Resources Officer and General Counsel, is an employee of a subsidiary of the Company. Mr. Nuño has been an employee since 2008 and received total compensation between $135,000 and $155,000 during 2025. He also received benefits generally available to all employees. The compensation for Mr. Nuño was determined in accordance with our subsidiary's standard employment and compensation practices applicable to employees with similar responsibilities and positions. This relationship was ratified by the Nominating and Corporate Governance Committee in accordance with the Related Party Transactions Policy.

Proposal No. 2 Ratification of Independent Auditors

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Somnigroup International Inc.'s independent auditors for the year ending December 31, 2026. Ernst & Young LLP has served as independent auditor since 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP's lead audit partner, oversees the required rotation of Ernst & Young LLP's lead audit partner responsible for the Company's audit and reviews and considers the selection of the lead audit partner. The lead audit partner was rotated in 2026.

In order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company's independent registered public accounting firm. In 2026, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company's independent auditors, Ernst & Young LLP's general reputation for adherence to professional auditing standards, the breadth and complexity of the Company's business and its global scope, and the resulting demands placed on the Company's auditing firm in terms of expertise in the Company's business, the quantity and quality of Ernst & Young LLP's staff and the Company's global reach.

Representatives of Ernst & Young LLP are expected to virtually attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders. Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Auditors for 2026

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

Board of Directors' Recommendation on Proposal No. 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS SOMNIGROUP INTERNATIONAL INC.'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2026.

Fees for Independent Auditors During the Years Ended December 31, 2025 and 2024

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2025, and 2024 were approximately as follows (amounts in thousands):

	2025	2024
Audit fees (1)	$7,285	$4,955
Audit-related fees (2)	495	2,527
Tax fees (3)	2,944	3,439
All other fees	—	—
Total	$10,724	$10,921
(1)Audit fees for 2025 and 2024 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries.
(2)Audit-related fees in 2025 and 2024 principally relate to acquisition and divestiture related due diligence services.
(3)Tax fees in 2025 consist of approximately $1.6 million for domestic and international tax compliance and related activities and $1.3 million for domestic and international tax advisory services. Tax fees in 2024 consist of approximately $1.6 million for domestic and international tax compliance and related activities and $1.8 million for domestic and international tax advisory services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is required. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors to perform such services. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the auditor's core work, the audit of the Company's consolidated financial statements. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2025, and 2024, the Audit Committee approved all of the services provided by the independent auditors in accordance with the foregoing policies and procedures.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Somnigroup International Inc. specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board is responsible for providing independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions, and system of internal controls over financial reporting and legal, ethical and regulatory compliance. During 2025, the Audit Committee was initially composed of Evelyn S. Dilsaver, Cathy Rogers Gates and Richard W. Neu until May 14, 2025, at which time Peter R. Sachse replaced Cathy Rogers Gates. Effective October 2, 2025, Christopher T. Cook joined the Audit Committee. The Board has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Somnigroup's website at http://somnigroup.com in the "Corporate Governance" section under the "Investor Resources" tab.

Management is responsible for the Company's internal controls and financial reporting processes. Ernst & Young LLP, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to the integrity of the Company's financial statements and financial reporting process, the integrity of the Company's systems of internal accounting and financial controls, the performance of the Company's internal audit function and independent auditors, the independent auditors' qualifications, independence and audit of the Company's financial statements, the Company's risk management policies and processes, including cybersecurity risks, the Company's financial affairs, including capital allocation framework, and legal and regulatory compliance requirements.

In connection with its responsibilities, the Audit Committee met on eight (8) occasions during 2025, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company's internal controls, the overall quality of the Company's financial reporting, the quality of the Company's accounting principles, including all critical accounting policies and practices, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and all other material written communications between the independent auditor and management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the SEC and the PCAOB. The Audit Committee received written disclosures and a letter from the Company's independent auditors required by the applicable requirements of the PCAOB describing all relationships between the independent auditor and the Company that might bear on the independent auditors' independence. The Audit Committee has discussed with the independent auditors that firm's independence and satisfied itself as to the auditors' independence. In addition, the Audit Committee has received written material addressing the independent auditors' internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2025 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
Submitted by,

AUDIT COMMITTEE
Evelyn S. Dilsaver (Chair)
Christopher T. Cook
Richard W. Neu
Peter R. Sachse

Proposal No. 3 Advisory Vote to Approve the Compensation of Our Named Executive Officers

The Board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with SEC rules, our stockholders are being asked to approve an advisory resolution on the compensation of our Named Executive Officers, as reported in this Proxy Statement.

This proposal, commonly known as the "say-on-pay" proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Human Resources/Capital and Talent Committee. Nonetheless, the Board takes this vote and the opinions of our stockholders seriously, and the Human Resources/Capital and Talent Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. The vote on this resolution is intended to address the Company's overall compensation of our named executive officers and our compensation philosophy and practices, as described in this Proxy Statement.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly "Executive Compensation and Related Information – Compensation Discussion and Analysis," which contains detailed information about our executive compensation program, including changes implemented over the last several years.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal No. 3.

Board of Directors' Recommendation on Proposal No. 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

Proposal No. 4 Approval of an Amendment to our Amended and Restated Certificate of Incorporation, as amended, to Increase the Number of Authorized Shares of Common Stock

Overview

We are currently authorized to issue an aggregate of 510 million shares of capital stock, consisting of 500 million shares of common stock, $0.01 par value per share, and 10 million shares of preferred stock, $0.01 par value per share. The Board of Directors unanimously approved, and recommends that our stockholders approve, an amendment to the first paragraph of 'ARTICLE IV Capital Stock' of our Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") to increase the number of authorized shares of common stock from 500 million to 1 billion. The authorized preferred stock would remain 10 million shares. This will increase the aggregate number of shares of all classes of stock that the Company may issue to 1,010 million.

Shares that have already been issued are referred to as "issued" or "issued and outstanding." The difference between the total number of authorized shares and the number of issued shares is the number of shares that we may issue in the future without amending the Certificate of Incorporation. Delaware law and the rules and regulations of the NYSE may require stockholder approval of issuances under certain circumstances.

As of March 2, 2026, our total number of shares of common stock outstanding on a fully diluted basis (assuming that all outstanding options were exercised, all restricted stock units were vested, and all performance share units were vested) is 221.4 million as reflected in the table below:

Number of Shares
Common shares outstanding	210,340,624
Common shares issuable upon exercise of outstanding options	2,930,904
Common shares issuable upon vesting of outstanding RSUs	1,159,010
Common shares issuable upon vesting of outstanding PRSUs	736,549
Common shares available for future issuance under stock plans	6,201,237
Fully Diluted	221,368,324

Accordingly, as of March 2, 2026, the total number of shares of common stock that were authorized, but not outstanding or reserved for issuance was approximately 216 million. The Board believes it is in the best interests of the Company and our stockholders to increase our authorized shares of common stock by 500,000,000 in order to have additional shares available for use as the Board deems appropriate or necessary for future corporate needs such as possible financing transactions, future stock splits, strategic transactions or other general corporate purposes.

Purpose and Effect of the Proposal

The purpose of the proposal to increase the number of authorized shares of common stock is to provide the Company with greater flexibility in considering and planning for future business and financial needs. We believe that it is advantageous for us to have the ability to act promptly with respect to potential opportunities and that the proposed increase in the number of authorized shares of common stock is desirable in order to have the additional shares available, as needed, for possible financing transactions, future stock splits, strategic transactions or other general corporate purposes that are determined by the Board to be in the best interest of our stockholders. Having such additional authorized shares available for issuance in the future would better position us to take timely advantage of market conditions and would enable us to issue shares of common stock or other securities exercisable, exchangeable or convertible into common stock, without the expense and delay of a stockholders' meeting, except as may be required by applicable law or regulations. The Board of Directors will determine the terms of any issuance of the additional shares of common stock.

The proposed amendment to the first paragraph of 'ARTICLE IV Capital Stock' of the Certificate of Incorporation, if approved by stockholders, would replace the first paragraph of the article with the following:

"The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,010,000,000 shares, consisting solely of:

•1,000,000,000 shares of common stock, par value $0.01 per share ("Common Stock"); and

•10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock")."

At present, we have no definitive plans, understandings, agreements or arrangements to issue additional shares of newly authorized common stock for any purpose, other than pursuant to our outstanding stock incentive plans; however, we believe that the adoption of this proposal will enable us to promptly and appropriately respond to business opportunities, to raise additional equity capital or to declare stock splits and stock dividends. Given the number of shares currently available for issuance, the Company may not be able to effect these business opportunities without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become necessary could eliminate the opportunity to effect the action or reduce the expected benefits.

The proposed amendment will not have any immediate effect on the rights of existing stockholders. If the amendment is approved, except as may be required by applicable law or by the rules of NYSE or of any stock exchange on which our securities may be listed, the additional shares of common stock proposed to be authorized, together with existing authorized and unissued shares of common stock, generally will be available for issuance without any requirement for further stockholder approval. Future issuances of shares of common stock or securities convertible into or exchangeable for common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. The Board of Directors has no current plans to do so; however, shares of common stock could be issued in various transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. Although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company, the proposed amendment is not the result of any specific effort to obtain control of the Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased shares of authorized common stock for anti-takeover purposes.

If the stockholders approve the proposed amendment, it will become effective upon the filing of a certificate of amendment setting forth the amendment with the Secretary of State of the State of Delaware. The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, our Certificate of Incorporation does not provide dissenters' or appraisal rights to our stockholders in connection with the proposed increase in the number of authorized shares of common stock. The Board reserves the right to abandon or delay the filing of the amendment even if it is approved by our stockholders.

Vote Required to Approve the Amendment to Our Certificate of Incorporation

The affirmative vote of a majority of the outstanding shares of common stock of the Company is required to approve Proposal No. 4.

Board of Directors' Recommendation on Proposal No. 4

    THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

Other Information

Stockholder Proposals for 2027 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2027 Annual Meeting, stockholder proposals must be submitted in writing and received by the Company no later than 11:59 p.m., local time, on December 1, 2026, at the following address:

Corporate Secretary Somnigroup International Inc. 100 Crescent Ct., Suite 700 Dallas, Texas 75201

In addition, a stockholder may bring business before the 2027 Annual Meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors pursuant to the advance notice and proxy access provisions of the Company's By-Laws, if the stockholder complies with the requirements specified in Article II, Sections 2.12 and 2.13 of the By-Laws. The requirements include:

•providing written notice that is received by Somnigroup International Inc.'s Corporate Secretary between December 14, 2026, and January 13, 2027 (subject to adjustment if the date of the 2027 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2026 Annual Meeting, as provided in Article II, Section 2.12 and 2.13 of the By-Laws); and

•supplying the additional information listed in Article II, Sections 2.12 and 2.13 of the By-Laws.

In addition, to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than Somnigroup nominees must provide notice between December 9, 2026 and January 8, 2027 (subject to adjustment if the date of the 2027 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2026 Annual Meeting, as provided in Article II, Sections 2.12 and 2.13 of the By-Laws) that sets forth the information required by Rule 14a-19(b) under the Exchange Act and complies with the advance notice provisions provided by the Company's By-Laws as described above.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2025, is available without charge to each stockholder, upon written request to the Corporate Secretary of Somnigroup International Inc. at our executive offices at 100 Crescent Ct., Suite 700, Dallas, Texas 75201 and is also available on our investor website at http://somnigroup.com under the "Financials" tab under the "Investor Resources" tab.

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Somnigroup International Inc. at our executive offices at 100 Crescent Ct., Suite 700, Dallas, Texas 75201 or call the Investor Relations Department of Somnigroup at (800) 805-3635.

Cost of Solicitation

Somnigroup will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Somnigroup International Inc. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Somnigroup stock. Somnigroup has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $15,000 plus reasonable out-of-pocket expenses. Other proxy solicitation expenses that Somnigroup will pay include those for preparing, mailing, returning and tabulating the proxies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the information made available to us during the year ended December 31, 2025, we believe that all required reports were timely filed except for three filings for Mr. Simon Dyer. On May 5, 2023, May 11, 2024 and May 9, 2025, Mr. Dyer had certain shares withheld by the Company for taxes in connection the vesting of restricted stock units. Due to an internal reporting error, these withholding transactions were not timely reported, and a Form 4 was filed late on May 28, 2025 to reflect these withholding transactions.

APPENDIX A
Non-GAAP Financial Information

We provide information regarding adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or an alternative to total debt as a measure of liquidity. We believe these non-GAAP financial measures provide investors with performance measures that better reflect our underlying operations and trends, providing a perspective not immediately apparent from net income. The adjustments we make to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which we do not consider to be the fundamental attributes or primary drivers of our business.

We believe that exclusion of these items assists in providing a more complete understanding of our underlying results from continuing operations and trends, and we use these measures along with the corresponding GAAP financial measures to manage our business, to evaluate our consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

 Adjusted Net Income and Adjusted EPS

    A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. We believe that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes below.

The following table sets forth the reconciliation of our reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2025 and 2024.

	Year Ended December 31,
(in millions, except per common share amounts)	2025	2024
Net income	$384.1	$384.3
Acquisition-related costs (1)	114.2	—
Transaction costs (2)	56.0	47.8
Business combination charges (3)	53.8	—
Loss on disposal of business (4)	13.9	—
Supply chain transition costs (5)	12.1	9.5
Disposition-related costs (6)	10.5	—
Transaction-related interest expense, net (7)	6.8	9.8
Cloud-based computing arrangements impairment (8)	6.2	—
Customer-related transition charges (9)	—	26.7
Operational start-up costs (10)	—	3.1
Cybersecurity event (11)	—	(4.9)
Adjusted income tax provision (12)	(92.3)	(21.2)
Adjusted net income	$565.3	$455.1

Adjusted earnings per share, diluted	$2.70	$2.55

Diluted shares outstanding	209.2	178.2

APPENDIX A

(1)	In the year ended 2025, we recognized $114.2 million of acquisition-related costs following the Mattress Firm Acquisition, primarily related to one-time business combination accounting and purchase price allocation adjustments, professional fees and restructuring costs.
(2)	In the year ended 2025, we recorded $56.0 million of transaction costs primarily related to the Mattress Firm Acquisition and related divestitures. In the year ended 2024, we recorded $47.8 million of transaction costs, primarily related to legal and professional fees associated with the acquisition of Mattress Firm.
(3)	In the year ended 2025, we recognized $53.8 million of business combination charges related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan, the CEO transaction bonus, professional fees and restructuring costs.
(4)	In the year ended 2025, we recorded a $13.9 million loss on disposal of business, net of proceeds of $9.0 million, associated with the divestiture of 73 Mattress Firm stores and our Sleep Outfitters subsidiary.
(5)	In the years ended 2025 and 2024, we recorded $12.1 million and $9.5 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, respectively.
(6)	In the year ended 2025, we recorded $10.5 million of disposition-related costs, primarily related to retail store transition costs incurred for the divestiture to Mattress Warehouse.
(7)	In the year ended 2025, we incurred $6.8 million of transaction-related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025. In the year ended 2024, we incurred $9.8 million of transaction-related interest expense.
(8)	In the year ended 2025, we recorded $6.2 million of impairment charges related to certain cloud-based computing arrangements.
(9)	In the year ended 2024, we recorded $26.7 million of transition charges as a result of a customer's acquisition which foreclosed on our OEM distribution to this customer.
(10)	In the year ended 2024, we recorded $3.1 million of operational start-up costs related to the capacity expansion of our manufacturing and distribution facilities in the U.S.
(11)	In the year ended 2024, we received proceeds of $4.9 million for an insurance claim related to the previously disclosed cybersecurity event identified on July 23, 2023.
(12)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other non-recurring discrete items.

APPENDIX A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and adjusted EBITDA for the years ended December 31, 2025, and 2024:

	Year Ended
(in millions)		December 31, 2025		December 31, 2024
Net income		$384.1		$384.3
Interest expense, net		261.1		125.0
Transaction-related interest expense, net (1)		6.8		9.8
Income tax provision		95.7		118.6
Depreciation and amortization		291.6		203.9
EBITDA		$1,039.3		$841.6
Adjustments:
Acquisition-related costs (2)		114.2		—
Transaction costs (3)		56.0		47.8
Business combination charges (4)		53.8		—
Loss on disposal of business (5)		13.9		—
Supply chain transition costs (6)		12.1		9.5
Disposition-related costs (7)		10.5		—
Cloud-based computing arrangements impairment (8)		6.2		—
Customer-related transition charges (9)		—		26.7
Operational start-up costs (10)		—		3.1
Cybersecurity event (11)		—		(4.9)
Adjusted EBITDA		$1,306.0		$923.8
Adjustments for financial covenant purposes:
Loss from unrestricted subsidiary (12)		3.1		—
Earnings from Mattress Firm prior to acquisition (13)		18.7		—
Future cost synergies to be realized from Mattress Firm Acquisition (14)		100.0		—
Adjusted EBITDA per credit facility		$1,427.8		$923.8

Consolidated indebtedness less netted cash		$4,582.4		$2,134.8

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	3.21	times	2.31	times

APPENDIX A

(1)	In the year ended 2025, we incurred $6.8 million of transaction-related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025. In the year ended 2024, we incurred $9.8 million of transaction related interest expense.
(2)	In the year ended 2025, we recorded $114.2 million of acquisition-related costs following the Mattress Firm Acquisition, primarily related to one-time business combination accounting and purchase price allocation adjustments, professional fees and restructuring costs.
(3)	In the year ended 2025, we recorded $56.0 million of transaction costs primarily related to the Mattress Firm Acquisition and related divestitures. In the year ended 2024, we recorded $47.8 million of transaction costs, primarily related to legal and professional fees associated with the acquisition of Mattress Firm.
(4)	In the year ended 2025, we recorded $53.8 million of business combination charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan, the CEO transaction bonus, professional fees and restructuring costs.
(5)	In the year ended 2025, we recorded a $13.9 million loss on disposal of business, net of proceeds of $9.0 million, associated with the divestiture of 73 Mattress Firm stores and our Sleep Outfitters subsidiary.
(6)	In the years ended 2025 and 2024, we recorded $12.1 million and $9.5 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, respectively.
(7)	In the year ended 2025, we recorded $10.5 million of disposition-related costs, primarily related to retail store transition costs incurred for the divestiture to Mattress Warehouse.
(8)	In the year ended 2025, we recorded $6.2 million of impairment charges related to certain cloud-based computing arrangements.
(9)	In the year ended 2024, we recorded $26.7 million of transition charges as a result of a customer's acquisition which foreclosed on our OEM distribution to this customer.
(10)	In the year ended 2024, we recorded $3.1 million of operational start-up costs for the capacity expansion of our manufacturing and distribution facilities in the U.S.
(11)	In the year ended 2024, we received proceeds of $4.9 million for an insurance claim related to the previously disclosed cybersecurity event identified on July 23, 2023.
(12)	A subsidiary in the Tempur Sealy North America business segment was accounted for as held for sale and designated as an unrestricted subsidiary under the 2023 Credit Agreement. Therefore, this subsidiary's financial results were excluded from our adjusted financial measures for covenant compliance purposes.
(13)	We completed the Mattress Firm Acquisition on February 5, 2025 and designated this subsidiary as restricted under the 2023 Credit Agreement. For covenant compliance purposes, we included $18.7 million of Mattress Firm adjusted EBITDA for the period prior to acquisition in our calculation of adjusted EBITDA per credit facility for the year ended December 31, 2025.
(14)	For the year ended 2025, we are permitted to include $100.0 million of future cost synergies expected to be realized in connection with acquisitions for the purpose of calculating adjusted EBITDA in accordance with the 2023 Credit Agreement.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2026 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V87002-P45771

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOMNIGROUP INTERNATIONAL INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Eight Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Christopher T. Cook	☐	☐	☐
1b. Evelyn S. Dilsaver	☐	☐	☐
1c. Simon John Dyer	☐	☐	☐
1d. Cathy Rogers Gates	☐	☐	☐
1e. Meredith Siegfried Madden	☐	☐	☐
1f. Richard W. Neu	☐	☐	☐
1g. Peter R. Sachse	☐	☐	☐
1h. Scott L. Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2026;	☐	☐	☐
3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS; AND	☐	☐	☐
4. APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 1,000,000,000.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Somnigroup International Inc. prior to the meeting or by filing with the Corporate Secretary of Somnigroup International Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Somnigroup International Inc. called for May 13, 2026 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V87003-P45771

PROXY CARD

SOMNIGROUP INTERNATIONAL INC.
PROXY FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SOMNIGROUP INTERNATIONAL INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Bhaskar Rao and Kindel Nuno, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2026 Annual Meeting of Stockholders of Somnigroup International Inc. to be held virtually at 8:30 a.m. Central Time, on May 13, 2026, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Somnigroup International Inc. prior to the meeting or by filing with the Corporate Secretary of Somnigroup International Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a hard copy of, or electronic access to, a Notice of Annual Meeting of Stockholders of Somnigroup International Inc. called for May 13, 2026 and the Notice and Proxy Statement and Form 10-K for the year ended December 31, 2025 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, FOR THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side